                                                                    Exhibit 10.1

                     AGREEMENT PBOA/SPB NO. 91/2006 - ANATEL

                           CONCESSION AGREEMENT OF LOCAL SWITCHED FIXED
                           TELEPHONE SERVICE MADE BY AND BETWEEN AGENCIA NACIONAL DE TELECOMUNICACOES AND TELEMAR NORTE LESTE S.A.

AGENCIA NACIONAL DE TELECOMUNICACOES (National Telecommunications Agency), hereinafter referred to as Anatel, an entity that integrates the UNION, and pursuant to the terms of Federal Law No. 9.472 of July 16, 1996, General Telecommunications Law - LGT, invested in the exercise of the Licensing Power, herein represented by its Deputy Chairman PLINIO DE AGUIAR JUNIOR, Brazilian, married, engineer, ID Card No. 1.818.065-IFP-RJ and with taxpayer register CPF/MF No. 025.211.057-91, with Director PEDRO JAIME ZILLER DE ARAUJO, Brazilian, married, engineer, holder of ID Card No. 7160/D-CREA-MG and taxpayer register CPF/MF No. 320.408.228-87, and TELEMAR NORTE LESTE S.A., corporate taxpayer register CNPJ/MF No. 33.000.118/0001-79, by its CEO RONALDO IABRUDI DOS SANTOS PEREIRA, Brazilian, single, psychologist, ID Card No. 238.631 SSP-MG, taxpayer register CPF/MF No. 223.184.456-72 and by its Regulations Director ALAIN STEPHANE RIVIERE, Brazilian, married, economist, ID Card No. 020.119.274-7 DETRAN, taxpayer register CPF/MF No. 214.701.088-01, hereinafter referred to as Carrier, according to the provisions of Article 207, Section 1 of said General Telecommunications Law, hereby and in the best form of the law, enter into this CONCESSION AGREEMENT, which will be governed by the rules and clauses below:

CHAPTER I - PURPOSE

                  CLAUSE 1.1. The purpose of this Agreement is the licensing of the Switched Fixed Telephone Service (Servico Telefonico Fixo Comutado) - STFC, intended for public use in general, provided in the public system, in the Local Service Mode, in the geographic area defined in Clause 2.1, pursuant to the terms of the General Licensing Plan.

                  SOLE SECTION. The Switched Fixed Telephone Service is comprised in the purpose of this license, provided in the public system, in boundary and frontier areas, in accordance with the regulation edited by Anatel, according to the provisions of the General Licensing Plan.

                  CLAUSE 1.2. Switched Fixed Telephone Service is the telecommunications service by means of transmission of voice and other signals, intended to communication between certain fixed points, using telephony processes.
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                  CLAUSE 1.3. Upon previous approval by Anatel, Carrier may
implant and exploit new provisions, utilities or conveniences related to the provision of the service contemplated in this license.

                  SOLE SECTION. The provisions, utilities or conveniences, which, at the judgment of Anatel, are considered to be inherent and complementary to the platform of the service licensed hereunder shall be considered as related to the purpose of this concession, without characterizing another service or service mode or, value added service, in compliance with the provisions of the regulations, especially those of Article 222 of the Federal Constitution of 1988.

                  CLAUSE 1.4. Carrier has the right to implant, expand and operate the telecommunication networks necessary to the execution of the service, as well as its industrial exploitation, pursuant to the terms of the regulations.

                  CLAUSE 1.5. The provision of the licensed service is inseparable from compliance with the universalization and quality targets contemplated herein.

                  CLAUSE 1.6. Carrier undertakes to supply to its subscribers, directly or through third parties, for free, telephone lists of the subscribers of all providers of the Switched Fixed Telephone Service, in its concession area, in compliance with the regulations.

                  SECTION 1. The obligations contemplated in the heading by means of free provision of the information service of subscriber access code will be considered as fulfilled, in compliance with the terms of the regulations.

                  SECTION 2. Without prejudice to the provisions in the previous paragraph, the supply of a printed Free and Compulsory Telephone Directory - LTOG, when requested by the subscriber, is compulsory.

                  CLAUSE 1.7. Carrier shall guarantee to all users of the licensed service the performance of the necessary installations to the provision of the service, pursuant to the terms of the regulations.

                  CLAUSE 1.8. Carrier shall maintain free access to public emergency services established in the regulations, regardless of the origin of the call of the Switched Fixed Telephone Service.

CHAPTER II - SERVICE PROVISION AREA

                  CLAUSE 2.1. The geographic area for provision of the service contemplated in this license is covered by the territories contained in Sector No. 1, set forth in Attachment 02 of the General Licensing Plan.
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CHAPTER III - TERM AND CONDITIONS FOR AMENDMENT OF THE AGREEMENT

                  CLAUSE 3.1. The term of this license, granted for remuneration, ends on December 31, 2025.

                  CLAUSE 3.2. This Agreement may be amended on December 31, 2010, December 31, 2015 and December 31, 2020 to establish new conditions and new universalization and quality targets, having in view the conditions in force at the time, defining moreover, in the case of the universalization targets, complementary resources, pursuant to Article 81 of Law 9.472, of 1997.

                  SECTION 1. Twenty-four (24) months before the alterations contemplated in this clause, Anatel will cause to be published a public consultation with its proposal of new conditions and new service quality and universalization targets, the latter being submitted to approval by Decree of the President of the Republic, pursuant to the terms of Article 18, item III, of Law No. 9.472, of 1997.

                  SECTION 2. The alterations mentioned in this clause do not exclude the possibility of revision, at any time of this Agreement, by virtue of a material fact arising, at the discretion of Anatel.

                  SECTION 3. It is incumbent upon Anatel to ensure protection of the economic situation of Carrier, pursuant to Chapter XIII hereof.

                  CLAUSE 3.3. Carrier shall pay, every two year, for the license period, a lien equivalent to 2% (two percent) of its revenue, of the year prior to payment of the Switched Fixed Telephone Service, net of applicable taxes and social contributions.

                  SECTION 1. In the calculation of the amount mentioned in the heading of this clause, the net revenue from the application of the basic and alternative service plans, contemplated in this license, will be considered.

                  SECTION 2. The calculation of the percentage mentioned in the heading of this clause will always be made with respect to the net revenue from deductions of taxes and contributions applicable, calculated between January and December of the preceding year and obtained from the financial statements elaborated according to the corporate legislations and fundamental accounting principles, approved by Carrier's administration and audited by independent auditors, and its payment will be due on April 30 of the year succeeding that of final calculation of the lien.

                  SECTION 3. The first installment of the lien will be due on April 30, 2007, calculated considering the net revenue calculated from January 1 to December 31,

2006, and the subsequent installments will be due every 24 (twenty-four) months thereafter, having as calculation basis the revenue of the preceding year.

                  SECTION 4. Delay in payment of the lien contemplated in this clause will lead to the collection of an arrears fine of 0.33% (zero point thirty three percent) per day, up to the limit of 10% (ten percent), plus the reference basic rate SELIC for federal bonds, to be applied on the debt amount, considering all the days of arrears in the payment.

CHAPTER IV - MODE, FORM AND CONDITION OF THE PROVISION

                  CLAUSE 4.1. Anatel will authorize the use of radio frequencies in the provision of the service contemplated herein, for remuneration and without exclusivity, except if there is a provision to the contrary in the regulations, according to the provisions of articles 83 and 163 of Law 9.472, of 1997.

                  SECTION 1. Carrier will be entitled to extension, for remuneration and without exclusivity, of the radio frequencies' use authorizations used on the execution date of this Agreement and which are necessary to the continuity of the provision of the service.

                  SECTION 2. The amount to be paid for the extension mentioned in the previous paragraph will not lead to a change in the value of the lien mentioned in Clause 3.3 of this Agreement.

                  SECTION 3. The right of use of radio frequencies mentioned in this clause does not eliminate Anatel's prerogative granted by Article 161 of Law 9.472, of 1997.

                  SECTION 4. The new radio frequencies requested by Carrier will have their use authorized, for remuneration, in compliance with the procedures defined by Anatel for similar authorizations.

                  SECTION 5. The term of the authorizations of use of the radio frequencies contemplated in this clause will end with this license.

                  SECTION 6. The return to Anatel of radio frequencies, which are not necessary to the continuity of the provision of the services, will not lead to modification of lien value set in Clause 3.3.

                  CLAUSE 4.2. Carrier undertakes to provide the service contemplated in this license so as to comply fully with the universalization and continuity obligations inherent to the public system, which are entirely applicable to it, in compliance with the criteria, formulae and parameters defined in this Agreement.
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                  SOLE SECTION. Failure to comply with the obligations related to universalization and continuity will lead to the application of the sanctions contemplated herein, will permit decree of intervention by Anatel and, according to the case and gravity, or when the decree of intervention is inconvenient, harmless, unjustly beneficial to Carrier or unnecessary, will lead to forfeiture of the license, pursuant to the terms of the provisions of clause 27.4.

                  CLAUSE 4.3. Carrier will exploit the service contemplated in this license at its expense and risk, within the system of ample and fair competition, established in Law No. 9.472, of 1997, and in the General Licensing Plan, being remunerated according to rates charged and for eventual complementary or accessory revenues, which it receives pursuant to the terms of this Agreement.

                  SOLE SECTION. Carrier will not be entitled to any type of exclusivity, nor shall it be able to claim any right with respect to the admission of new providers of the same service, whether in the public or private system.

                  CLAUSE 4.4. For the entire duration of the license, Carrier undertakes to keep its quality, coverage and offer of service commitments, set forth herein, regardless of the competition environment existing in the geographic area of exploitation of the service.

                  CLAUSE 4.5. Carrier undertakes to maintain and conserve all the assets, equipment and facilities used in the service in perfect working order, conserving and repairing their units and promoting, timely, the replacements required as a result of wear and tear or technological innovation, or yet promoting the necessary repairs or modernizations to the appropriate execution of the service and provision of the appropriate service, as determined in this Agreement.

CHAPTER V - RULES FOR IMPLANTATION, EXPANSION, ALTERATION AND MODERNIZATION OF THE SERVICE

                  CLAUSE 5.1. The expansion and modernization of the licensed service, in compliance with the targets and criteria of this Agreement, are basic presuppositions of this license.

                  SOLE SECTION. Anatel may determine the alteration of implantation, expansion and modernization of the service targets, in compliance with Carrier's right not be obliged to bear additional non-recoverable costs with the revenue arising out of meeting these targets through efficient exploitation of the service.

                  CLAUSE 5.2. Change in the conditions of the service provision may only occur by Anatel's determination or its prior and express approval.

                  CLAUSE 5.3. The modernization of the service may be sought by constantly introducing equipment, processes and means able to provide to the user a service compatible with the state of the art in the technologies available in the market.

CHAPTER VI - SERVICE QUALITY CRITERIA AND INDICATORS

                  CLAUSE 6.1. It is a presupposition of this license that the service provided by Carrier be adequate, such service being considered as that which satisfied the conditions of regularity, efficiency, safety, innovation, generality, courtesy and reasonableness of the rates.

                  SECTION 1. Regularity will be characterized by the continued provision of the service in strict compliance with the provisions of the rules issued by Anatel.

                  SECTION 2. Efficiency will be characterized by the achievement and preservation of the parameters set forth in this Agreement and by attendance of the service user in the terms contemplated in this Agreement.

                  SECTION 3. Safety in the provision of the service will be characterized by confidentiality of date relative to the use of the service by users as well as by utter preservation of confidentiality of the information transmitted in the scope of this provision, in compliance with Chapter XV.

                  SECTION 4. Innovation will be characterized by the modernity of the equipment, facilities and service provision techniques, absorbing technological advancements that arise during the concession period, which, definitely bring benefits to users, in compliance with the provisions of this Agreement.

                  SECTION 5. Generality will be characterized by non-discriminatory provision of the service to all and any user, Carrier undertaking to provide the service to whomsoever requests it, on the location indicated by applicant, pursuant to the terms hereof, and according to the regulations.

                  SECTION 6. Courtesy will be characterized by respectful, prompt attendance to all users of the licensed service, as well as by compliance with the obligations to inform and attend promptly and politely all who, whether users or not, request information from Carrier, measures, or any type of postulation, pursuant to the terms hereof.

                  SECTION 7. The reasonableness principle shall meet the parameters and indicators of the General Quality Targets Plan.

                  SOLE SECTION. Carrier shall disclose by April 30 of each year a statement of compliance with the General Quality Targets Plan and General Universalization Targets Plan, pursuant to the regulations.

                  CLAUSE 6.3. In addition to follow-up and control of the quality indicators, Anatel shall, periodically assess the degree of satisfaction by users with the service licensed herein, and may disclose Carrier's results covering, at least, the following aspects:

                  I - compliance by user, especially as far as ease of access is concerned, readiness, cordiality, speed, and effectiveness in the reply to requests and complaints;

                  II - tariffs and prices charged, as well as discounts offered;

                  III - quality of service provided; and

                  IV - appropriateness of the quality of services offered to users' needs.

CHAPTER VII - CONTINUITY

                  CLAUSE 7.1. The continuity of the service licensed hereunder, an essential element to its provision system, will be characterized by the non-interruption of the service, in compliance with the suspension for default by the user, pursuant to the terms of Clause 9.3 and in Article 3, item VII, of Law 9.472, of 1997.

                  SOLE SECTION. The circumstantial interruption of the service due to an emergency situation, motivated by technical and safety reasons in the facilities, will not be considered as a breach of continuity, provided that informed to the users affected and, in the relevant cases, by circumstantiated notice to Anatel.

                  CLAUSE 7.2. The Carrier may not, in any event, interrupt the service provision claiming default on any obligation by Anatel or the Union, and it may not invoke the exception of contractual default.

CHAPTER VIII - UNIVERSALIZATION TARGETS

                  CLAUSE 8.1. Universalization is an essential trait of the service provision system granted herein and will be characterized by uniform and non-discriminatory attendance of all users and by compliance with the targets in the General Universalization Targets Plan, attached to this Agreement, approved by the Executive, pursuant to the terms of Article 18, item III and 80 of Law No. 9.472, of 1997.

                  CLAUSE 8.2. The implementation costs of the universalization targets, set forth in the General Universalization Targets Plan, attached hereto, will be paid for from Carrier's resources.

                  CLAUSE 8.3. Additionally to the provisions in Clause 8.2, Carrier assumes the obligation to implement universalization targets not contemplated in this Agreement and which are in future required by Anatel, in compliance with the following:

                  I - Anatel will consult Carrier on the total costs of implementation of the intended additional targets, and on the installment of these costs, which may not be amortized by the revenue from exploitation, being covered by a specific payment that indicates specifically the objectives to be met, the selected technologies, as well as the place and deadline for implementation;

                  II - if, after the period set in the consultation has elapsed and Carrier makes no pronouncement, Anatel will take the steps necessary to determine the liens and costs of the implementation of these targets as well as to estimate the corresponding generation of revenue;

                  III - if Carrier's consultation is answered, Anatel will assess if the revenue costs and estimates presented are appropriate and compatible, taking into account the available technologies, the price of raw materials and labor, the geographic and socio-economic characteristics of the demand to be met, market prices in addition to other cost variables it deems relevant;

                  IV - if it does not consider the proposed revenue costs and/or estimate reasonable, Anatel may, with reason, impute the implementation of targets to Carrier, establishing the reimbursement amount, in compliance with the provisions of Chapter XXXIII; and

                  V - if the reimbursement amounts are adequate and compatible, according to Anatel's understanding, the latter shall conform to Carrier the imputation of the implementation of these specific targets, in the terms of the reimbursement proposal sent by Carrier.

                  SECTION 1. If, after the procedure contemplated in this clause, Anatel deems inconvenient or unfeasible the implementation of the specific universalization target through the Carrier, it will subcontract the job from another, and it may do so through specific and delimited service licenses, in compliance with the economic parameters obtained in the procedure contemplated in this clause.

                  SECTION 2. At the discretion of Anatel, the procedure contemplated in this clause may also be used for purposes of setting values to be reimbursed, at the time of the anticipation of targets contemplated herein.

                  CLAUSE 8.4. The adoption of the procedures contemplated in the previous clause is under Anatel's authority, which may use it at its discretion and according to the best interest of the public, Carrier having no preemptive right in the implementation of these targets.

CHAPTER IX - RULES ON THE SUSPENSION OF THE SERVICE BY DEFAULT AND REQUEST BY SUBSCRIBER

                  CLAUSE 9.1. The subscriber of the services contemplated in this license may request, at any time, for the terminal he uses to be disconnected, pursuant to the regulations.

                  CLAUSE 9.2. The subscriber who is up to date with his payments toward Carrier and requests the suspension of the service will be assured of reconnection of the terminal at the same address and will be able to maintain the prefix and numbering at the end of the suspension term requested, according to the regulations.

                  CLAUSE 9.3. Carrier may only disconnect the terminal, whose subscriber does not honor the payment of the debt directly arising out of the use of the licensed service, in compliance with the regulations and following the criteria below aimed at the preservation of the subscribers' rights:

                  I - the subscriber shall be guarantee a term to challenge the debts entered against the same;

                  II - the defaulting subscriber will be entitled to preserve his access code, according to the regulations; and

                  III - the defaulting subscriber must not be burdened with the payment of the monthly subscription fee relative to the periods of suspension of the STFC provision.

                  SECTION 1. Carrier shall inform the disconnection to the subscriber with the notice provided in the regulations.

                  SECTION 2. Default of the debts not directly related to the service contemplated in this license, according to Sections 1, 2 and 3 of Clause 11.6, will not lead to the interruption covered in this clause.

                  CLAUSE 9.4. Carrier will furthermore assure to the subscriber the right to have access to the provisions, conveniences or utilities offered temporarily or permanently blocked, as well as to value added services, whenever requested by him, pursuant to the terms of the regulations.

                  CLAUSE 9.5. If the subscriber's default refers exclusively to the payment of services provided by a STFC provider other than the one licensed hereunder who is being jointly invoiced by Carrier, the blocking must comply with the specific procedure contemplated in Anatel's regulations.

CHAPTER X - NUMBERING PLAN

                  CLAUSE 10.1. Carrier undertakes to comply with the Numbering Regulations of the Switched Fixed Telephone Service, and must assure to the service subscriber access codes portability, pursuant to the terms of the Regulations.

                  SECTION 1. Carrier will bear with the costs arising out of said regulations in the heading of this clause.

                  SECTION 2. The costs relative to the resources necessary to permit the implantation and operation of the access codes portability shall be fully assumed by the Carrier as far as its network is concerned.

                  SECTION 3. The costs relative to the common resources necessary to the implantation and operation of access codes portability will be assumed by the providers, pursuant to the regulations.

                  SECTION 4. The administrative costs of the consignation and occupation process of Carrier's Numbering Resources, described in the Numbering Regulations of the Switched Fixed Telephone Service will be imputed to it pursuant to the rules of the administration of the Numbering Resources, defined by Anatel.

CHAPTER XI - THE SYSTEM OF RATES AND COLLECTION FROM USERS

                  CLAUSE 11.1. Carrier shall offer to all users compulsorily the Local Service Basic Plan, Attachment No. 03, which is an integral part hereof.

                  SOLE SECTION. The Local Service Basic Plan will be the only one for the entire area mentioned in Clause 2.1 and shall contain, pursuant to the terms of Anatel's provisions, maximum amounts for each item of the tariff structure defined for the provision of the Switched Fixed Telephone Service, which amounts will be revised and restated, in compliance with the applicable rules.

                  CLAUSE 11.2. Carrier may offer to its users Alternative Local Service Plans with different characteristics from those of the Local Service Basic Plan.

                  SECTION 1. Carrier will guarantee to subscriber the transfer among the different Local Service Plans that it offers, pursuant to the terms of the regulations.

                  SECTION 2. The structure of rates, values and other characteristics associated to the Alternative Local Service Plans are freely proposed by Carrier, in compliance with the provisions of Clause 1.1..

                  SECTION 3. Carrier is obliged to offer to the user its Alternative Local Service Plans, without discrimination and in compliance with the terms defined for it.

                  SECTION 4. The Alternative Local Service Plans shall be submitted to homologation by Anatel before they are offered to the public in general.

                  SECTION 5. After the period of 15 (fifteen) days, counted from the proposal's receipt, has elapsed, without any pronouncement by Anatel on the request, the Alternative Local Service Plans may be commercialized, but will remain subject to the homologation by Anatel.

                  SECTION 6. Given the needs of services to the Company, Anatel may establish specific alternative plans to be implemented by the Carriers, pursuant to the terms of the regulations.

                  CLAUSE 11.3. Carrier may make discounts in the rates of the Local Service Plans, provided that fairly and without discrimination, subjective reduction of values being prohibited, and in compliance with the principle of fair competition.

                  SOLE SECTION. Carrier, in compliance with the terms of the regulations, undertakes to disclose, in advance, to its users, the rate discounts, publicizing them widely and in advance, informing its decision to Anatel, up to 7 (seven) days after the beginning of the effectiveness of the rate reduction.

                  CLAUSE 11.4. Carrier undertakes to amply publicize the rates practiced for the service contemplated in the license, as regulated by Anatel.

                  CLAUSE 11.5. At the time of the implementation of new provisions, utilities or conveniences related to the service contemplated in the license, Carrier shall submit previously how much it intends to charge for approval by Anatel, without which no rate or price may be charged.

                  CLAUSE 11.6. The collection documents issued by Carrier shall be presented in detail, clearly, explanatorily and privately, and they shall discriminate the type and quantity of each service provided to the subscriber, according to the regulations.

                  SECTION 1. Carrier, in the terms of this Agreement, shall post in the collection document clearly and explicitly the sums due by the subscriber to other telecommunications service providers of collective interest, fair and non-discriminatory conditions being guaranteed.

                  SECTION 2. Carrier may post in the collection document, provided that clearly and explicitly the sums due by the subscriber as a result of other provisions, conveniences or utilities related to the licensed service.

                  SECTION 3. It is prohibited to include in the collection document values related to the provision of value added services, without the express consent of the subscriber.

                  SECTION 4. Carrier undertakes to supply, upon request of the subscriber, a collection document with a minimum level of detail, which enables one to identify for each call the telephone number that was called, the date, time and duration of the call and its respective value, pursuant to the terms of the regulations.

                  SECTION 5. Carrier may not charge for the supply referred to in the previous paragraph, except in the cases expressly provided in the regulations.

                  CLAUSE 11.7. Carrier will collect from the other telecommunication service provider tariffs for use of networks, in compliance with the regulations.

                  CLAUSE 11.8. Carrier will offer a discount to the subscriber affected by any discontinuities in the provision of the services licensed, provided that not motivated by subscriber, which will be proportionate to the period in which the interruption is verified, according to the regulations.

CHAPTER XII - RESTATEMENT OF TARIFFS

                  CLAUSE 12.1. At each interval of not less than 12 (twelve) months, by initiative of Anatel or Carrier, in compliance with the rules of the effective economic legislation, the tariffs of the Local Service Basic Plan - Attachment No. 03 may be restated by applying the formulae below:

(Ass(t) + n (to) x MIN (t) (less than or equal to) = (l - k) X Ft x (Ass(to) +n (to) x MIN to)

Where:

                                                                                              m
Asst = Res (to) X AssRes (t) + PN Res (to) x AssN Res (t) + PTronco (to) x Ass Tronco (t) + (sum) (PCn (to) x AssCN (t)
                                                                                             n=1

                                                                                                 m
Ass(to) = Res (to) X AssResto + PN Res (to) x AssN Res (to) + PTronco (to) x Ass Tronco (to) + (sum) (PCn (to) x AssCN (to))
                                                                                                n=1

Ass Res(t) (less than or equal to) = AssN Res (to) x 1.05 x Ft

AssTronco(t) (less than or equal to) = AssTronco (to) x 1.05 x Ft

Ass Res(t) (less than or equal to) = AssN Res (t) < = AssTronco (t)

MIN (t) (less than or equal to)) = MIN (to) x 1.05 x Ft

And also:

HABRes(t) (less than or equal to) = HABRes(to) X Ft X (l  - k)

HABNRes(t) (less than or equal to) = HABNRes(to) X Ft X (l  - k)

HABTronco(t) (less than or equal to) = HABTronco(to) X Ft X (l  - k)

VTP(t) (less than or equal to) = VTP(to) X Ft X (l  - k)

Where:

t = proposed date for the restatement

to = date of last restatement

MIN = Value of minute of use of local service, net of applicable taxes

PRES(to) = percentage of residential subscribers of the Local Service Basic Plan observed in the total subscribers of Carrier, since last restatement.

PNRES(to) = percentage of non-residential subscribers of the Local Service Basic Plan observed in the total subscribers of Carrier, since last restatement.

PTronco(to) = percentage of trunk subscribers of Local Service Basic Plan observed in the total subscribers of Assignee, from the last restatement

PCn(to) = percentage of Class n subscribers of Local Service Basic Plan observed in the total subscribers of Carrier, since the last restatement.

Ass = average Subscription value

AssRes = value of the Residential Subscription, net of applicable taxes.

AssNRes = value of Non-Residential Subscription, net of applicable taxes.

AssTronco = value of Trunk Subscription, net of applicable taxes.

AssCn = value of Class n subscription, net of applicable taxes.

HABRes = value of non-residential terminal activation fee, net of applicable taxes.

HABNTronco = value of trunk terminal activation fee, net of applicable taxes.

VTP = rating unit value for calls originated in collective accesses.

n(to) = average number of minutes invoiced per subscription of Local Service Basic Plan, including the total number of minutes equivalent to the calls made in non-peak time, the time interval between the last restatement and the proposed restatement considered.

Ft =  IST(t)
      -----
      IST(to)

Where:

IST - Index of updating of rates composed from existing price indexes, pursuant to the terms of the regulations.

K = X + FA

X = transfer factor

FA = smoothing factor

                  SECTION 1. For the period between January 1, 2006 and December 31, 2007, Anatel will establish the X transfer factor based on a simplified methodology that includes, among others, the physical and economic data relative to monthly subscription and minute of use products, as well as material factors, personnel, services and depreciation.

                  SECTION 2. From January 1, 2008, Anatel will establish the X transfer factor based on a methodology that considers the optimization of the service provision costs, pursuant to the terms of the regulations.

                  SECTION 3. If the value from the calculation of the X transfer factor is negative, the value 0 (zero) will be adopted for it.

                  SECTION 4. The smoothing factor is:

                  I - 0 (zero) for IST variations, in the period considered, up to 10% (ten percent);

                  II - 0.01 (zero point zero one), for IST variations, in the period considered, above 10% (ten percent) and up to 20% (twenty percent); and

                  III - 0.02 (zero point zero two), for IST variations, in the period considered, above 20% (twenty percent).

                  SECTION 5. If the restatement period involves values different to the transfer factor, the restatement will be applied progressively, observing the periods involved and the respective formulae and effective criteria.

                  SECTION 6. If the date of the last restatement is prior to the effective date of this Agreement, the restatement will be applied progressively, observing the periods involved and the respective formulae and criteria in force.

                  SECTION 7. If the restatement is made in periods subsequent to twelve months, the formula, which includes the transfer factor, shall be applied progressively, considering periods of twelve months, and, finally, the residue of months, if any.

                  SECTION 8. Anatel may establish new tariff follow-up criteria, including transfer factor values at the time of amendment of this Agreement, pursuant to the terms of Clause 3.2., considering the conditions in force at the time.

                  CLAUSE 12.2. The follow-up of Local Network shall comply with the provisions of Clause 25.2 and the regulations.

                  SOLE SECTION. Anatel may establish new follow-up criteria of Local Network Use Tariffs at the time of amendment of this Agreement, pursuant to the terms contemplated in Clause 3.2, and considering the conditions in force at the time.

                  CLAUSE 12.3. The follow-up of local mode STFC rates, in calls involving other telecommunications services, must comply with the specific regulations.

CHAPTER XIII - PROTECTION OF THE ECONOMIC SITUATION OF CARRIER AND REVISION OF TARIFFS

                  CLAUSE 13.1. A basic presupposition of this Agreement is the preservation, in the broad competition system of fair equivalence among the provision and remuneration, the parties being prohibited unjustified enrichment at the expense of the other party or of service users, pursuant to the terms provided for in this Chapter.

                  SECTION 1. The Carrier will not be obliged to bear losses as a result of this Agreement, except if they result from some of the following factors:

                  I - their negligence, ineptitude or omission in exploiting the service;

                  II - risks normal to the business activity;

                  III - inefficient management of their business, including that which is characterized by the payment of operating and administrative costs incompatible with the parameters verified in the market; or

                  IV - their incapacity to take advantage of market opportunities, including with respect to expansion and increase of the service provision contemplated in this license.

                  SECTION 2. Unjustified enrichment by Carrier resulting from the following is prohibited:

                  I - appropriation of economic gains not arising directly out of business efficiency, especially when resulting from the publication of new rules on the service; and

                  II - transfer of revenues to third parties, at the expense of the application of the tariff mode principle, as established in Section 7 of Clause 6.1.

                  SECTION 3. Carrier will be entitled to resume its initial status of charges and retributions when circumstances of force majeure or calamities significantly affect the exploitation of the service, always in compliance, as a parameter, the reflex of these situations on private service providers.

                  SECTION 4. In assessing the appropriateness of the resumption covered by the previous paragraph, among other factors, the existence of coverage of the event that motivated the change in the initial economic situation by the Insurance Plan contemplated in Clause 24.1 will be considered.

                  CLAUSE 13.2. The resumption of the Agreement's economic situation will be acceptable when it is demonstrated that the factors indicated in Section 1 of the previous clause did not occur. This will be done preferably by revising the rates or by any other mechanism, which, at the discretion of Anatel, is considered appropriate to neutralize the situation verified.

                  SECTION 1. The revision of rates will remove any other neutralization mechanism of unjustified enrichment of the parties, overcoming the event to which it referred.

                  SECTION 2. Only one, complete and final measure will be adopted to neutralize a distortion, with respect to the event that produced it.

                  CLAUSE 13.3. Regardless of the provisions of Clause 13.1, the revision of the rates that integrate the Local Service Basic Plan in favor of Carrier or the users will be appropriate, pursuant to the terms of Article 108 of Law 9.472, of 1997, when one of the following specific situations is verified:

                  I - unilateral modification of this Agreement, imposed by Anatel, representing an expressive variation of costs or revenues, for more or less, so that the increase or reduction of rates is imposed by the need to avoid unjustified enrichment by any of the parties;

                  II - change in the tax order subsequent to the execution of this Agreement, which leads to an increase or reduction in Carrier's potential profitability;

                  III - supervening occurrences, arising from the fact of the principal or Administration resulting, with evidence, on alteration of Carrier's costs;

                  IV - specific change in the law, causing a direct impact on Carrier's revenues so as to affect the continuity or quality of the service provided; or

                  V - legislative change leading to a benefit to Carrier, including that which grants or suppresses an exemption, reduction, discount or any other tax or tariff privilege, according to the provisions of Section 3 of Article 108, Law 9.472, of 1997.

                  SECTION 1. The loss or reduction of Carrier's gains resulting from free exploitation of the service under competitive conditions or conditions of inefficient management of its own business will not lead to revision of rates.

                  SECTION 2. The event of revision contemplated in item II of the heading of this clause will not apply when the change in the tax order leads to the creation, suppression, increase or reduction in taxes applicable to the income or profit or Carrier, such as Income Tax, which do not lead to administrative or operating liens.

                  SECTION 3. There shall be no revision of rates in the events contemplated in this Clause when the events that led to it have already been covered by the Insurance Plan contemplated in Clause 24.1.

                  SECTION 4. Carrier's contributions to the Universalization Fund of Telecommunication Services (Fundo de Universalizacao dos Servicos de

Telecomunicacoes) and to the Telecommunications Technological Development Fund (Fundo para o Desenvolvimento Tecnologico das Telecomunicacoes) will not lead to revision of rates.

                  CLAUSE 13.4. The revision of tariffs will not be appropriate when it is characterized that the impacts that motivated Carrier's request can be neutralized by efficient exploitation of the service, by market expansion or by the generation of alternative or complementary revenues associated to the purpose of this Agreement, in compliance with the competitive conditions verified at the time.

                  SOLE SECTION. The reduction of revenue resulting from discounts or reduction of rates will not lead to revision thereof.

                  CLAUSE 13.5. The rates revision procedure may be initiated by Carrier's requirement or by Anatel's determination.

                  SECTION 1. When Carrier initiates the rates revision procedure, the following requirements must be complied with:

                  I - be accompanied by technical or expert report, demonstrating clearly and convincingly the occurrence's impact on the formation of the rates or on the estimate of Carrier's revenues;

                  II - be accompanied by all the documents necessary to demonstration of the acceptance of the claim;

                  III - Carrier shall indicate its intention to review the rates, informing the impacts and eventual alternatives of balancing rates; and

                  IV - Carrier shall bear all costs with diligences and studies necessary to full instruction of the request;

                  SECTION 2. The procedure of rates revision initiated by Anatel shall be communicated to Carrier, consigning a deadline for latter's pronouncement, accompanied by a copy of the reports and studies conducted to characterize the situation that led to the revision.

                  SECTION 3. The rates revision procedure will be concluded within a period not longer than 120 (one hundred and twenty) days, except in case its extension is necessary to complement the instruction.

                  SECTION 4. Anatel shall have to approve the requirement, and Carrier must provide ample disclosure of new maximum amounts for the revised tariffs, pursuant to the terms stated herein.

CHAPTER XIV - ALTERNATIVE, COMPLEMENTARY AND ACCESSORY REVENUES

                  CLAUSE 14.1. Carrier may obtain other alternative sources of revenues, provided that this does not lead to failure to comply with the rules set forth in the Telecommunication Services Regulations and other rules edited by Anatel.

                  SECTION 1. Except for the events provided in a specific law, Anatel shall neither grant nor transfer to Carrier, its associated companies, subsidiaries or controlling company, a license or authorization of Cable TV Service, in the same area referred to in Clause 2.1, until such prohibition has been expressly revoked.

                  SECTION 2. In compliance with the terms of the regulations, Carrier, its associated companies, subsidiaries or controlling companies may not subject the offer of the service licensed herein to tied consumption with any other service, or offer benefits to the user by virtue of the enjoyment of additional services to that contemplated herein, even if provided by third parties.

                  CLAUSE 14.2. Anatel may determine that Carrier offers to users provisions, conveniences or utilities related to the purpose of the license. In this case, the parties must adjust the unit prices of these services, in compliance with market parameters and the right to fair remuneration.

CHAPTER XV - RIGHTS AND GUARANTEES OF USERS AND OTHER PROVIDERS

                  CLAUSE 15.1. In compliance with the rules and parameters set forth in this Agreement, the following are rights of the users contemplated in this license:

                  I - access to the service and its enjoyment within the quality, regularity and efficiency standards, contemplated in this Agreement, its attachments and effective rules;

                  II - the possibility of requesting the suspension or interruption of the service provided by Carrier;

                  III - non-discriminatory treatment with respect to the service's access and fruition conditions;

                  IV - obtaining of adequate information with respect to the conditions of provision of the service, rates and prices practiced;

                  V - inviolability and confidentiality of communication, in compliance with constitutional and legal hypotheses and conditions of the breach of telecommunications confidentiality;

                  VI - obtain, for free, by request sent to user service maintained by Carrier, non-disclosure of its access code;

                  VII - service not to be suspended without subscriber's request, except in the event of a debt arising directly out of his use or as a result of noncompliance with the duties set forth in Article 4 of Law 9.472, of 1997;

                  VIII - previous knowledge of all and any alteration in the service provision conditions that affect it directly or indirectly;

                  IX - privacy in the collection documents and use of its personal data by Carrier;

                  X - efficient and prompt reply to his complaints by Carrier, pursuant to the terms of Clause 16.7;

                  XI - complaints or declarations against Carrier sent to Anatel and to the consumer defense bodies;

                  XII - compensation for damages caused by the infringement of his rights;

                  XIII - see that the terms of the Execution Agreement through which the service was contracted have been complied with;

                  XIV - choose freely the domestic and international long distance telephone services;

                  XV - have his access codes portability right respected, in compliance with the provisions of the regulations;

                  XVI - not be obliged to consume services or acquire goods or equipment in which he is not interested, and not be compelled to submit to this condition in order to receive the service contemplated in the license, pursuant to the terms of the regulations;

                  XVII - the substitution of his access code pursuant to the terms of the regulations;

                  XVIII - obtain, prior to collection, information about the re-inclusion of the debts contested when a complaint is considered groundless; and

                  XIX - collection of services outside the regulatory terms shall be made through a separate invoice and previous negotiation with user;

                  SECTION 1. Carrier shall comply with duty of caring strictly for the confidentiality inherent to the telephone service and for the confidentiality of data and information, using means and technologies that ensure this right to users.

                  SECTION 2. Carrier will provide the technological resources necessary to suspend the non-disclosure of telecommunications determined by a judicial authority, pursuant to the regulations.

                  SECTION 3. Carrier shall, in connection with its subscribers, in addition to the legal, contractual and regulatory provisions, comply with the other consumer protection rules, especially Law No. 8.078, of September 11, 1990.

                  CLAUSE 15.2. In addition to the rights mentioned in the previous clause, the other telecommunication service providers will be granted with the following rights:

                  I - to interconnection with Carrier's network in non-discriminatory economic and operating conditions, under technically appropriate conditions and at isonomic and fair prices, which strictly meet the needs of the service provision, in compliance with the regulations edited by Anatel;

                  II - to receive the service requested from Carrier without any discrimination, at market prices or at prices negotiated by the parties and with the applicable reductions as a result of the costs avoided, including due to large scale consumption, in compliance with the regulations; and

                  III - to obtain all the necessary information to the provision of the service operated by them, including those related to invoicing, except for Carrier's right to preserve its data covered by business confidentiality, as well as the rights of third parties;

                  SECTION 1. The conflicts between Carrier and other providers will be settled administratively by Anatel, pursuant to the terms of the regulations;

                  SECTION 2. Anatel may, as a precaution, establish the conditions necessary to overcome the conflict, including defining values, deadlines for compliance and any other elements essential to the effectiveness of the provisional decision.

                  SECTION 3. Anatel will follow up permanently on the relationship among the providers who use the service licensed herein and Carrier, so as to repress conduct which may lead to unfair losses to any of the parties, or which constitute a violation of the economic order and free competition. In these events, it will inform such conduct to the Administrative Council for Economic Defense - CADE, after performing its attributions, according to the provisions in Article 19, item XIX, of Law 9.472, of 1997.

                  CLAUSE 15.3. In compliance with the regulation, the right of any user to the provision and enjoyment of the value added services, which shall occur under technically appropriate conditions and at isonomic and fair prices, will be guaranteed. Carrier may not set up any obstacle or restriction to the enjoyment of the service licensed herein.

                  SOLE SECTION. One understands by value added service every activity that adds to the service contemplated in this license, without being confused with it, new utilities, related to access, storage, presentation, movement or recovery of information.

CHAPTER XVI - RIGHTS, GUARANTEES AND OBLIGATIONS OF CARRIER

                  CLAUSE 16.1. In addition to other obligations arising out of this Agreement and inherent to the provision of the service, it will be incumbent upon Carrier to:

                  I - provide the service in strict compliance with the provisions hereof, submitting fully to the regulations edited by Anatel;

                  II - implant all the equipment and facilities necessary to the provision, continuity, modernization, expansion and universalization of the service in this license, within the specifications set forth in this Agreement;

                  III - keep in perfect operation and working conditions the telecommunications network, in quantity and extension and locations relevant and sufficient to the proper provision of the service;

                  IV - provide the financial resources necessary to compliance with the universalization and continuity parameters set forth in this Agreement and to the proper provision of the service;

                  V - provide to Anatel, in the manner and periodicity contemplated in the regulations, accounts and information of a technical, operating, economic, financial and accounting nature, as well as supply to it all the data and elements relative to the service, which are requested;

                  VI - keep the public use terminals, whether permanent or temporary, as contemplated in this Agreement;

                  VII - submit to Anatel's inspection, permitting access by its agents to the facilities that integrate the service as well as its accounting records;

                  VIII - keep separate accounting records for the STFC mode, contemplated herein, according to the established accounts plan, and have an inventory of all the assets and components of the company's property, plant and equipment, pursuant to the regulations;

                  IX - maintain a system of information and service to user, pursuant to the terms of Clause 16.7.;

                  X - care for the integrity of the assets linked to the provision of the service;

                  XI - submit to Anatel's approval, prior to use, the draft of the Standard Agreement to be executed with the subscribers, as well as all the alterations, amendments or variants applicable thereto.

                  XII - submit to prior approval by Anatel the operating agreements or service agreements, of association or partnership, which it intends to execute with foreign entities;

                  XIII - forward for publication at Anatel's Library a copy of the agreements and contracts related to the provision of the service licensed herein with domestic and foreign providers of telecommunication services;

                  XIV - forward for publication in Anatel's Library a copy of agreements and contracts related to the provision of the service licensed herein, which involve waiver or transfer of revenue, for amounts higher than R$3,000,000.00 (three million reais) per year;

                  XV - disclose, directly or through third parties, the access codes of its subscribers and other STFC subscribers, in the public and private system, in the concession area, excluding those that expressly require omission of their personal data;

                  XVI - supply, in reasonable terms and prices and non-discriminatorily the list of its subscribers for purposes of publication in telephone directories;

                  XVII - respect strictly the duty of non-disclosure and confidentiality of telecommunications, in compliance with legal and contractual prescriptions;

                  XVIII - respect the privacy of subscribers in relation to the collection documents and all personal information pertaining to them;

                  XIX - comply, at its own expense, after compliance with Clause
                  8.2 hereof, all the universalization targets set forth in this Agreement;

                  XX - implement expansion and universalization projects of the service determined by Anatel, according to reimbursement thresholds, the implementation terms and conditions established, in compliance with Clause 8.3;

                  XXI - submit previously to Anatel all and any alteration it intends to make to its bylaws with respect to split-up, merger, transformation, incorporation, as well as transfer of the control or alteration in the capital stock;

                  XXII - comply with all the rights of the other telecommunication service providers, not practicing any discriminatory conduct or conduct geared to hinder the latter's activities;

                  XXIII - use, whenever required by the regulations, equipment with certification issued or homologated by Anatel;

                  XXIV - comply with the rules and technical standards in force in Brazil, not practicing any discrimination in respect of the goods and equipment produced in Brazil;

                  XXV - place at the disposal of the authorities and civil defense agents, as well as institutions that provide Public Emergency Service, in the event of a public calamity, all the means, systems and availabilities requested with view to provide to them support or assistance to the populations affected;

                  XXVI - attend with priority the President of the Republic, his official representatives, his escorts and support personnel, as well as foreign Heads of State, when in official visits or displacements across the Brazilian territory, providing all the means necessary for appropriate communication of these authorities, in compliance with the regulations edited by Anatel;

                  XXVII - pay all the charges relative to inspection and operation of its facilities, according to the regulations;

                  XXVIII - pay all the sums relative to public prices, especially for the right of use of scarce resources;

                  XXIX - publish annually, regardless of the corporate legal system to which it is subject, a balance sheet and financial statements drawn up at the end of each fiscal year, in compliance with the provisions of the legislation in force and the regulations edited by Anatel;

                  XXX - comply with the rules effective in Brazil with respect to use of foreign labor, including in the most qualified offices;

                  XXXI - indemnify, in compliance with the regulations, users for damages effective arising out of non-provision of the service, which would be required, due to the continuity parameters and universalization targets contemplated herein;

                  XXXII - remedy the damages caused by violation of the users' rights;

                  XXXIII - not expend with management service agreements, including of technical assistance, with foreign entities, in relation to the annual revenue of the Switched Fixed Telephone Service, net of taxes, amounts higher than 0.1% (zero point one percent) per year until the end of the concession;

                  XXXIV - comply with the agreements executed by Brazil and other countries and international bodies, as regulated by Anatel;

                  XXXV - provide at least 6 (six) dates for maturity of the collection document of the service to the user;

                  XXXVI - attend promptly all users' requests registered in Anatel's Customer Service, and answer in writing;

                  XXXVII - supply data, information, reports and accounting records when thus requested by the inspectors, in the period assigned, under penalty of incurring in the sanctions contemplated in this Agreement; and

                  XXXVIII - submit to Anatel all the contracts, agreements or adjustments executed by Carrier and its controlling shareholders, whether direct or indirect, or associated companies, especially those that cover management, engineering, accounting, consulting, purchases, supplies, constructions, loans, sales of shares, goods, as well as agreements executed:

                  a) with natural persons or legal entities who, with Carrier, integrate directly or indirectly a same controlled company; and

                  b) with natural persons or legal entities who have directors or administrators in common with Carrier.

                  SECTION 1. The decisions relative to item XXXIII of this clause in service and technical assistance agreements between Carrier and third parties linked to the controlling shareholders shall be taken in a special shareholders' meeting, and Carrier must include in its Bylaws, that the preferred shares will have voting right in these decisions, without prejudice to the provisions of Section 1 of Article 115 of Law No. 6.404 of December 15, 1976, amended by Law 10.303, of October 31, 2001.

                  SECTION 2. In cases of conflict between Carrier and other telecommunication service providers in establishing fair and reasonable values, Anatel may, provisionally, determine such values, terms for compliance and any other elements essential to the effectiveness of the provisional decision.

                  CLAUSE 16.2. Without prejudice to the other provisions contemplated in this Agreement and to the guarantees set forth in the Law, Carrier's rights are as follows:

                  I - exploit the service granted within its business strategy, freely defining its investments, in compliance with the regulations edited by Anatel and the provisions of this Agreement;

                  II - appoint a representative to follow up on the Anatel's activity of inspection;

                  III - interrupt, pursuant to the terms of Clause 9.3 of this Agreement, or not comply with the request for provision of a service to the subscriber defaulting on his contractual obligations toward Carrier;

                  IV - request the filing or arbitration proceedings, in the events and form prescribed in Chapter XXXIII of this Agreement;

                  V - have the economic conditions of exploitation of the service preserved against alterations that lead to unjustified enrichment by the Union or the users, pursuant to the provisions of Chapter XIII;

                  VI - request the revision of the rates applied to the service licensed, according to the provisions hereof;

                  VII - request from Anatel confidentiality of information collected in the performance of the activity of inspection, pursuant to the terms of this Agreement;

                  VIII - use in the performance of the services equipment and infrastructure that does not belong to it, in compliance with the provisions of Clause 22.1 of this Agreement; and

                  IX - contract with third parties the development of activities inherent, accessory or complementary to the service, as well as the implementation of associated project.

                  CLAUSE 16.3. For the duration of the Agreement, Carrier will be the sole entity responsible, before third parties, for acts practiced by its staff, agents and contractors, in the provision of the Switched Fixed Telephone Service, as well as for the use of the equipment, facilities or networks, excluding the Union and Anatel from any claims and/or indemnities.

                  CLAUSE 16.4. Carrier may not present obstacles to works of public interest, whatever their nature, whenever it becomes necessary to remove facilities or telephone networks to permit interventions promoted, directly or indirectly, by any body or entity of the Public Administration.

                  CLAUSE 16.5. Carrier shall agree directly with each Municipal City Hall of the service exploitation areas as well as with the other public service carriers the conditions to erection of posts and crosspieces for suspension of its air cable lines, as well as underground ducts and channels intended for the passage of cables under streets and public areas.

                  SECTION 1. Carrier will provide with the holders of public or private goods on or under which it has to pass ducts or channels or install supports for placement of same, obtaining the respective consent or servitude for such end.

                  SECTION 2. Carrier shall promote with the relevant municipal authorities the discussions necessary to set up conditions to overcome network interferences necessary to the provision of the service, including with respect to cut and pruning of trees.

                  SECTION 3. Carrier is entirely responsible, at its account and risk, for all the constructions, facilities and use of equipment for the provision of the service. It is expressly understood that Carrier is responsible for liaising with the municipal, state or federal bodies for the control of soil use, edifications and environmental control.

                  CLAUSE 16.6. Carrier may use posts, ducts, conduits and easements pertaining to or controlled by other telecommunication service providers or of other public interest services, in compliance with the regulations.

                  SOLE SECTION. Carrier shall provide to the other telecommunication service providers, classified by Anatel as of collective interest, or means under its ownership or controlled by it, mentioned in the heading of this clause.

                  CLAUSE 16.7. Carrier will maintain for the entire duration of this concession, a central office of information and user service, operating 24 (twenty-four) hours per day, qualified to receive and process requests, complaints and claims sent by users personally or through any long distance means of communication, pursuant to the regulations.

                  SECTION 1. Carrier shall disclose to all users the addresses and access codes to its central information office and user service, which shall be set forth in the Switched Fixed Telephone Service Provision Agreement, in the collection document, in the Compulsory and Free Telephone Directory - LTOG, on the Internet, among others.

                  SECTION 2. Carrier shall provide and disclose an easy access and free code for sending users' requests by telephone.

                  SECTION 3. All the requests, claims or complaints sent by users, by any media, shall receive a sequential order number, which will be informed to the interested party to enable its follow-up, pursuant to the regulations.

                  SECTION 4. Carrier will inform user within the deadlines defined in the General Quality Targets Plan of the measures taken in connection with their request, claim or complaint.

                  SECTION 5. If Anatel verifies that there is difficulty of access by users of the central information office and users service, it may determine to Carrier to expand the available access media, under penalty of considering the obligation contemplated in this clause as not met.

                  CLAUSE 16.8. In the contracting of services and in the acquisition of equipment and material linked to the service contemplated herein, Carrier undertakes to consider offers from independent suppliers, including domestic ones, and base its decisions, with respect to the different offers submitted, in complying with the objective price criteria, delivery conditions and technical specifications established in the relevant regulations.

                  SECTION 1. In the events where offers are equivalent, the Carrier company undertakes to use as a selection criteria the preference of the services offered by companies based in Brazil, equipment, software and materials produced in Brazil, and, among them, those produced with national technology. The equivalence mentioned in this clause will be calculated when, cumulatively:

                  I - the domestic price is smaller or equal to the price of the imported good, placed in the domestic territory, including applicable taxes;

                  II - the delivery period is compatible with the needs of the service; and

                  III - the technical specifications established in the relevant regulations are met and have certification issued or accepted by Anatel, when applicable.

                  SECTION 2. By services it is understood those related to research and development, planning, project, implantation and physical installation, operation, maintenance, as well as acquisition of software, supervision and evaluation tests of telecommunication systems.

                  CLAUSE 16.9. The payment or transfer of the sums due to other telecommunication service providers is an obligation of Carrier, pursuant to the terms of the regulations, unjustified non-payment or retention characterizing as obstacle to the competition, subjecting Carrier to the sanctions contemplated in Clause 26.1.

                  CLAUSE 16.10. Carrier undertakes, upon request, to supply and ensure the update of the information on the registration bases of subscribers, necessary to the provision of the telecommunication service by the collective interest providers with whom it has network interconnection. Such supply must occur under isonomic, fair and reasonable conditions, in the terms of the regulations.

                  SECTION 1. Payment of what is stated in this clause shall be within 30 (thirty) days after request, regardless of the conclusion of negotiations among the parties.

                  SECTION 2. The supply will be for remuneration, based on fair and reasonable values, in compliance with Section 2 of Clause 16.1.

                  SECTION 3. The obligation may be paid by joint implementation with the other providers of the centralized registration base.

                  CLAUSE 16.11 Upon request, Carrier will provide to the collective interest telecommunication services providers, with which it has network interconnection, the services of invoicing, charging, attendance and collection, in isonomic, fair and reasonable conditions, pursuant to the terms of the regulations and applicable tax legislation.

                  SOLE SECTION. The services mentioned in this clause will be implemented within 30 (thirty) days of request, regardless of the conclusion of the negotiations among the parties, or of eventual requests for settlement of conflicts submitted to Anatel, in compliance with Section 2 of Clause 16.1.

                  CLAUSE 16.12. Carrier will assure any other collective interest telecommunication services provider interconnection with its network, in compliance with the specific regulations and the rules hereof.

                  SOLE SECTION. If Carrier does not conclude, within the regulatory periods, the interconnection agreement and does not present objective evidence of the existence of a technical impediment, Anatel will establish, provisionally, a term for implementation of the interconnections, regardless of the conclusion of business negotiations or of eventual arbitration requests submitted to Anatel.

                  CLAUSE 16.13. Carrier undertakes to supply the resources necessary to interconnection of collective interest telecommunication services providers in the form of industrial exploitation, pursuant to the regulations.

                  SOLE SECTION. If Carrier does not supply the resources, within the regulatory deadlines, and does not evidence objectively that there is no capacity for attendance, Anatel will establish, provisionally, conditions for attending the request, including, if necessary, the sums to be adopted.

                  CLAUSE 16.14. Carrier undertakes to supply the resources necessary to the implementation of telecommunication networks, including the access network, of collective interest service providers, in the form of industrial exploitation, pursuant to the regulations.

                  SECTION 1. If Carrier does not supply the resources within 60 (sixty) days, counted from the request and does not evidence objectively the lack of capacity for attendance, Anatel will establish, provisionally, conditions to attend the request, including, if necessary, the values to adopted.

                  SECTION 2. The date of establishment of the service provision agreement between the user and the provider defines the chronological order of attendance of the request for resources by Carrier.

                  SECTION 3. If there are multiple requests for the same user, Carrier undertakes to supply the resources requested, in compliance with the chronological order of requests from the providers.

                  CLAUSE 16.5. Carrier undertakes to comply with the General Competition Targets Plan and to implement the resale of the service contemplated in the license, pursuant to the terms of the regulations.

                  CLAUSE 16.16. Carrier undertakes to allow access, non-discriminatorily and pursuant to the terms of the regulations, to the information in its list of subscribers necessary for purposes of disclosure of the telephone directories.

                  SECTION 1. The access mentioned in this clause shall be implemented in 30 (thirty) days after the request, provided that the existence of an obstacle is not evidenced.

                  SECTION 2. Access shall be remunerated, based on fair and reasonable values.

                  SECTION 3. In the events of conflict between Carrier and the interested parties in disclosing its list of subscribers, in establishing fair and reasonable prices, Anatel may, provisionally, determine such amounts.

CHAPTER XVII - OBLIGATIONS AND PREROGATIVES OF ANATEL

                  CLAUSE 17.1. In addition to other prerogative inherent to its function as a regulatory body and the other obligations arising out of this Agreement, it will be incumbent upon Anatel to:

                  I - follow-up and inspect the provision of the service and conserve reversible goods, seeking to comply with rules, specifications and instructions established in this Agreement and its attachments;

                  II - perform inspections to check the adequacy of the facilities and equipment, determining necessary repairs, removals, rebuilding or replacements, at Carrier's expense;

                  III - regulate permanently the provision of the licensed service;

                  IV - intervene in the execution of the service when necessary, to ensure its regularity and faithful compliance with the Agreement and relevant legal rules;

                  V - apply the penalties contemplated in the service's regulation, specifically, in this Agreement;

                  VI - decide on Alternative Local Service Plans presented by Carrier;

                  VII - fix, authorize the restatement and revise tariffs, pursuant to the terms and provisions of this Agreement;

                  VIII - act within the limits contemplated herein with view to prevent the unjustified enrichment of the parties, pursuant to this Agreement;

                  IX - care for the good quality of the service, receive, calculate and settle complaints and claims from users, informing them, within 90 (ninety) days, the measures that have been taken to repress violations of their rights;

                  X - declare the license extinguished in the cases contemplated in this Agreement;

                  XI - care for ensuring interconnection, settling occasional pending issues between Carrier and the other providers;

                  XII - care for compliance with the universalization targets contemplated in this Agreement and the targets established in subsequent Targets Plans;

                  XIII - follow up permanently on the relationship between Carrier and the other telecommunication services providers, settling conflicts and establishing, provisionally, values, deadlines for compliance and any other conditions essential to the effectiveness of the provisional decision;

                  XIV - repress conducts by Carrier that go against the competition system, in compliance with CADE's legal attributions;

                  XV - propose, upon request of Carrier, to the President of the Republic, through the Communications Ministry, the declaration of public utility for purposes of misappropriation or institution of administrative easement, of the goods necessary to the implantation or maintenance of the service contemplated herein.

                  XVI - perform inspections of the service pursuant to the provisions of this Agreement;

                  XVII - collect the charges of the FISTEL (Telecommunications Inspection Fund), FUST (Fund for the Universalization of Telecommunication Services) and others that are created, which Anatel is responsible to collect, adopting the measures contemplated in the legislation in force;

                  XVIII - order Carrier to take steps aimed at protecting the public interest to ensure the enjoyment of the service, in compliance with the provisions of the regulations and of this Agreement;

                  XIX - order Carrier to compensate users for its failure to comply with the obligations in this Agreement and in the Regulations;

                  XX - decree Carrier's intervention in the cases contemplated in Article 110 of Law No. 9.472 of 1997 and in this Agreement;

                  XXI - collect the values of public prices, especially for the right of use of scare resources; and

                  XXII - order modification or revoking of contracts, agreement or adjustments made by Carrier and its controlling shareholders, whether direct or indirect, or associated companies, especially those that cover the direction, management, engineering, accounting, consulting, procurement, supplies, constructions, loans, sales of shares, goods, when these go against the legislation, rules, the economic order or the public interest.

CHAPTER XVIII - THE CARRIER

                  CLAUSE 18.1. Carrier is a company organized according to the laws of Brazil, as a joint stock company, whose exclusive purpose is the exploitation of the service contemplated in this concession, except for the services in accordance to the provisions of Section 3, Article 207 of Law No.
9.472 of 1997.

                  SOLE SECTION. If Carrier's statutory alteration is approved, the documents that formalize it will be sent to Anatel to be filed, and will become a full part of this Agreement, pursuant to the terms of the regulations.

                  CLAUSE 18.2. Carrier and its controllers undertake to maintain, for the entire licensing period, at least, all the service provision and qualification conditions existing when this Agreement came into force.

                  CLAUSE 18.3. Carrier and its controllers undertake to ensure, for the entire duration of the licensing period, the effective existence and performance, in the domestic territory, of the centers of deliberation and implementation of strategic, management, logistic, commercial, operational and technical decisions, involved in compliance with this Agreement, including causing this obligation to reflect on the composition and decision-making procedures of its administrative bodies.

                  SOLE SECTION. Carrier shall maintain, in its Bylaws, for the duration of this Agreement, provisions that guarantee compliance with the provisions in the heading of this clause.

CHAPTER XIX - TRANSFER OF THE LICENSE AND CONTROL OF CARRIER

                  CLAUSE 19.1. Anatel may authorize the transfer of the license or the control, whether direct or indirect, of Carrier, in compliance with the General Licensing Plan and Law No. 9.472 of 1997, when:

                  I - the assignee fulfills all the requirements established pursuant to the terms of Article 97 and 98 of Law 9.472 of 1997; and

                  II - this measure does not adversely affect the competition and does not put at risk the performance of the Agreement and the general rules that protect the economic order.

                  SOLE SECTION. Failure to comply with any provision of this clause will lead to forfeiture of this license.

                  CLAUSE 19.2. Carrier's shares, which do not alter its control, may be freely given as pledge.

                  SOLE SECTION. In the event of the pledge of shares leading to encumbrance of Carrier's equity, provisions must be set forth in loan agreements, which submit the creditors, in the event of execution, to the rules in this Chapter.

CHAPTER XX - THE INSPECTION SYSTEM

                  CLAUSE 20.1. Anatel will perform the inspection of the service licensed herein to ensure compliance with the presuppositions of universalization and continuity inherent to the public system of its provision, as well as to care for compliance with the targets and commitments set forth in this Agreement.

                  SECTION 1. The inspection to be performed by Anatel will comprise inspection and follow-up of activities, equipment, facilities, contracts and the economic situation of Carrier, whether by direct performance of its inspection agents or by formal requisition, implying ample access to all of Carrier's data and information or those of third parties, which shall be timely supplied, as requested, according to the provisions herein.

                  SECTION 2. The information collected during the inspection will be published in the Library, with the exception of those, which, by Carrier's request, are considered by Anatel as confidential.

                  SECTION 3. The information that come to be considered as confidential, pursuant to the terms of the previous paragraph, will only be used in the procedures correlated to this Agreement; Anatel and those appointed by it shall answer for any disclosure, whether ample or restricted, of such information outside the scope of their use.

                  SECTION 4. Anatel's inspection shall also cover follow-up and control of Carrier's actions in the technical, accounting, commercial and economic-financial areas, and may establish guidelines and procedures necessary to the effectiveness of the inspection as well as suspend all and any activities incompatible with the universalization, quality, safety and continuity of service requirements.

                  SECTION 5. Carrier's accounts will be presented separately for the STFC mode contemplated herein, and shall comply with the accounts plan established, pursuant to the regulations, as well as record and calculate, separately, the investments and costs of its different network components.

                  SECTION 6. Carrier undertakes to provide to Anatel, pursuant to the regulations, relevant information, among others:

                  I - those of economic-financial and accounting nature, including information on the balance sheet, income statements, indebtedness, statement of changes in financial position;

                  II - those of a business nature, including the installed user base, by type and sector of license, net and gross revenues, total number of minutes and billed calls and number of defaulting subscribers per service plan.

                  III - those of technical-operational nature, including installed capacity per sector of external plan, commuting and transmission ports, introduction plans of new technologies per service and sector; and

                  IV - the others, such as the number of own employees and employees hired per activity.

                  SECTION 7. Anatel's inspection does not diminish nor exempt Carrier's liability with respect to the adjustment of its works and facilities, the correctness and legality of its accounting records and of its financial and commercial transactions.

                  SECTION 8. It is Carrier's duty to provide the relevant information within the term stipulated by Anatel's inspection.

                  CLAUSE 20.2. Carrier, through the appointed representative, may follow up on all and any inspection activity by Anatel, but may not hinder or prevent the inspection's actions, under penalty of incurring the penalties contemplated in this Agreement.

CHAPTER XXI - ACCOUNTABILITY BY CARRIER

                  CLAUSE 21.1. Pursuant to the terms of the regulations, and as defined by Anatel, Carrier shall sent periodically to Anatel information and statistical and detailed reports of the STFC mode contemplated herein, containing, among other elements:

                  I - expansion, coverage and occupation of the telephony network indicators;

                  II - technical data with respect to the contracting and use of the service contemplated in this license, segmented by class of subscriber, nature of plan contracted, tariff structure item, nature of communication and by the time of use;

                  III - the data relative to the use of the network and of Carrier's resources, segmented by nature of the providers involved, type of communication, type and coverage of the resource used, time of use and by other applicable criteria;

                  IV - the technical data relative to the items of additional, complementary and accessory revenues, as provided in this Agreement;

                  V - the income statement itemizing revenues and the relevant expenses relative to the items mentioned in items I, II, III and IV of this clause;

                  VI - the standardized monthly balance sheet, quarterly information - ITR, financial statements of each fiscal year and the other information and documents related to each fiscal year, duly audited;

                  VII - the date relative to the financial transactions made by Carrier, including those relative to the issued of debt instruments;

                  VIII - data which enables to characterize the technological state of the equipment used, as well as the level of operability of plant; and

                  IX - data relative to the quantity and level of qualification of human resources, its own and third parties;

                  SECTION 1. The supply of the data mentioned in this clause does not exempt nor diminish Carrier's responsibility in connection with the adequacy, correctness and legality of its accounting records and financial and commercial transactions.

                  SECTION 2. Failure to comply with the requests, recommendations and determinations contained in this clause subjects Carrier to the application of the sanctions established in this Agreement.

                  CLAUSE 21.2. The supply of the information requested must, whenever possible, be transformed into continuous and automated information supply processes, by suggestion of Carrier, and will be adopted or not at the discretion of Anatel.

CHAPTER XXII - ASSETS LINKED TO THE LICENSE

                  CLAUSE 22.1. This license is composed by the collection of all the assets belonging to the equity of Carrier, which are restricted to it, as well as those of its controlling company, subsidiary, associated company or of third parties, and which are indispensable to the provision of the service licensed hereunder, especially those identified as such in Attachment 01 - Identification of Reversible Assets of the Local Switched Fixed Telephone Service Provision.

                  SECTION 1. The collection is also composed of assets restricted to the concession of the authorizations for use of the spectrum of radio frequencies granted to it and, where applicable, the right of use of orbital positions, in compliance with articles 48 and 161 of Law 9.472 of 1997, and moreover the provisions of Clause 4.1 of this Agreement.

                  SECTION 2. In relation to the assets restricted to the license, Carrier may only use directly in the provision of the service licensed herein equipment, infrastructure, software or any other asset not in under its ownership by prior and express consent of Anatel, who may waive this requirement in the cases provided in the regulations.

                  SECTION 3. If there is a risk to the continuity of the services or if the reversal of goods restricted to the license is prevented, Anatel may deny authorization to use third party's assets or require that the relevant agreement contain a clause by which the owner undertakes, in the event of the license's extinction, to uphold the agreements and subrogate to Anatel the rights arising from it.

                  SECTION 4. Carrier undertakes, pursuant to the regulations, to present annually a list containing the assets restricted to the license, according to the definition in Clause 22.1.

                  SECTION 5. The regulation will provide on the identification and control of reversible assets, especially, with respect to cases of disposal, encumbrance or substitution, which will depend on previous approval by Anatel. These assets must be clearly identified in the list presented annually by Carrier.

                  SECTION 6. Assets indispensable to the provision of the service and whose use is shared by Carrier integrate the list presented annually by Carrier.

                  CLAUSE 22.2. Carrier undertakes to present quarterly to Anatel, from the 18th (eighteenth) year of duration of this Agreement:

                  I - a list containing all the assets that are part of its equity and are indispensable to the provision of the service licensed herein, especially those assets identified as reversible assets of the Switched Fixed Telephone Service provision in local mode;

                  II - a report on the stock of spare and expansion parts;

                  III - an economic-financial report, including the degree of indebtedness and compliance with obligations toward third parties; and

                  IV - a report containing information on human resources and qualification of personnel.

CHAPTER XXIII - REVERSAL SYSTEM

                  CLAUSE 23.1. Upon extinction of the license all the assets restricted to the license, defined in Chapter XXII, will revert automatically to Anatel, but Carrier will retain the right to the indemnities contemplated in the legislation and this Agreement;

                  SOLE SECTION. Within 180 (one hundred and eighty) days of the coming of the license's extinction, an inspection of the assets that integrate it will be made, and a Term of Return and Reversal of Assets drawn up, indicating in detail the assets' condition of conservation. One or more representatives of Carrier may attend this inspection.

                  CLAUSE 23.2. Carrier undertakes to deliver the reversible assets in perfect conditions of operability, use and maintenance, without prejudice to normal wear and tear resulting from use.

                  SOLE SECTION. The reversible assets will be transferred to Anatel, free and clear of any liens or charges, in compliance with Section 2 of the clause below.

                  CLAUSE 23.3.There will be indemnification with respect to the reversible assets covered in this Chapter at the end of the contractual term, except for the provisions in this Clause.

                  SECTION 1. Carrier will only be indemnified if at the end of the concession there are assets that are not yet fully amortized, whose acquisition Anatel has previously authorized, in order to ensure the continuity of the licensed service and that the same is up to date.

                  SECTION 2. Alternatively or complementarily to the indemnity contemplated in the previous paragraph, Anatel may admit the transfer of assets, which have been given as a guarantee for its own financing, subrogating itself in the financed portion not yet paid.

                  CLAUSE 23.4. At the end of the license, Anatel will value the assets mentioned in Clause 22.1, and may reject the reversal of assets, which it considers non-essential or of no use for application in the service's exploitation, guaranteeing Carrier's right to claiming fees to be paid to the opposing party, including through the elaboration and presentation, at its expense, of reports or studies that show the need for the reversal.

                  SOLE SECTION. If Carrier does not agree with Anatel's decision with respect to the provisions in this clause, an appeal against the dispute resolution process prescribed in this Agreement will be accepted.

CHAPTER XXIV - INSURANCE PLAN

                  CHAPTER 24.1. During the entire term of the license, Carrier shall maintain with an Insurance Company of size compatible with the capital to be insured, and registered at the sector's regulating bodies, the following insurance policies necessary to guarantee the effective and thorough coverage of the risks inherent to the development of all the activities contemplated herein:

                  I - all risks type insurance for material damages covering loss, destruction or damage to all or any asset integrating the license. Such insurance must contemplate all coverage included according to international standards;

                  II - insurance for preservation of economic conditions for continuity of exploitation of the service, covering, at least, the operating costs against variations in Carrier's revenues, arising out of claims or modifications in the conditions of exploitation of the Agreement, not covered by the material damages insurance, provided that the agreement of this insurance mode is admitted by Brazilian rules and expressly authorized by the Institute of Reinsurance of Brazil - IRB or equivalent body; and

                  III - insurance to ensure compliance with the obligations relative to quality and universalization contemplated in this Agreement (Performance Bond, letter of credit and sum maintained as pledge) of the investment amount estimated per year for compliance with the targets contemplated in this Agreement.

                  SECTION 1. Carrier shall cause to be set forth in the insurance policies Insurer's obligation to inform in writing, at least 30 (thirty) days in advance, to Carrier and Anatel, any facts, which may lead to the total or partial cancellation of the policies contracted, reduction of coverage, increase of self-insurance or reduction of insured amounts.

                  SECTION 2. The policies issued in compliance with the provisions in this clause may not contain obligations, restrictions or provisions that collide with the provisions of this Agreement or with the regulations and shall contain an express declaration by Insurer that it knows this agreement fully, including with respect to the limits of Carrier's rights.

                  SECTION 3. In the event of noncompliance by Carrier of the obligation to maintain in full force the insurance policies contemplated, Anatel, regardless of its authority to decree intervention or forfeiture of this license may proceed to the contracting and direct payment of the relevant premiums, Carrier being responsible for the costs.

                  SECTION 4. Annually, by the end of January, Carrier shall present a certificate issued by the insurer(s) and confirming that all the premiums having fallen due in the previous year were paid and that the policies contracted are in full force or have been renewed. In this case, the terms of the new policies must be sent.

                  SECTION 5. The insurance policies necessary to ensure effective and thorough coverage of the risks inherent to the development of all the activities contemplated herein shall be in force from January 1, 2006 and be presented to Anatel by January 30, 2006.

                  SECTION 6. Anatel may alter its coverage or presentation terms of the policies mentioned in this clause, with view to adjust these requirements to the regulations edited by the Private Insurance Superintendence - SUSEP or to the conditions established by the Reinsurance Institute of Brazil - IRB, also when rules are edited that prevent the contracting of the insurance mentioned herein or when there are no ample and competitive market conditions, which permit its contracting at reasonable prices.

CHAPTER XXV - INTERCONNECTION

                  CLAUSE 25.1. Carrier is obliged to permit, facilitate, provide and effect interconnection to the network operated by it, of networks of other collective interest telecommunication service providers, in the public or private system, in compliance with and ensuring compliance with the rules edited by Anatel in this respect.

                  CLAUSE 25.2. From January 1, 2008, values for the Local Network Use Tariff (TU-RL) will be adopted, that consider a long-term cost model, established pursuant to the terms of the regulations and of the provisions of Clause 13.1.

                  SECTION 1. The maximum values of the Local Network Use Tariffs (TU-RL) will be limited to the product of multiplier M by the local service use tariffs, in compliance with the time modulation and other conditions established in Attachment No. 03 of this Agreement and in the Regulations, whereas:

                  I - from January 1, 2006 to December 31, 2006, M will equal
                  0.5 (zero point five); and

                  II - from January 1, 2007 to December 31, 2007, M will equal
                  0.4 (zero point four).

                  SECTION 2. When the application of the provisions of the previous paragraph result in an increase in the TU-RL value, this value may only be practiced as of the next readjustment of local service use tariffs.

                  SECTION 3. In the case of adopting tariffs relative to the maintenance of the right of use, which include the total number of minutes of use, the TU-RL values will be established as a result of a reference number of minutes of use.

                  CLAUSE 25.3. Carrier will have the same rights and will comply with the same interconnection conditions to which the other telecommunication service providers of collective interest are subject.

                  SOLE SECTION. Carrier shall provide for interconnection the network elements with greatest technically possible disaggregating level, in compliance with Anatel's regulations.

                  CLAUSE 25.4. In the event of unjustified refusal of interconnection, Anatel may, without prejudice to other measures, decree intervention in the Carrier.

                  SOLE SECTION. Unjustified refusal of interconnections is characterized by:

                  I - failure to present an interconnection agreement within the terms determined by the regulations;

                  II - non provision of interconnection within the terms determined by the regulations;

                  III - failure to comply with provisional measures, involving the provision of interconnection, determined by Anatel.

                  CLAUSE 25.5. Unjustified refusal of interconnection is a serious offense, subjecting Carrier to the sanctions contemplated in Chapter XXVI of this Agreement, without prejudice to other measures adopted by Anatel.

                  SOLE SECTION. If the unjustified refusal of interconnection involves bad faith, the provisions of Article 177 of Law 9.472 of 1997 are applied as well.

CHAPTER XXVI - SANCTIONS

                  CLAUSE 26.1. Upon performance of this Agreement, Carrier is subject to the following sanctions, which will be applied by a circumstantiated decision by Anatel, which is assured it right of defense, pursuant to the terms of its Internal Rules and without prejudice to the other penalties contemplated in the regulations:

                  I - for violation of the provisions of this Agreement, leading to noncompliance with the universalization targets: fine of up to R$50,000,000.00 (fifty million reais);

                  II - for act or omission contrary to the provisions set forth in this Agreement, leading to losses to the competition in the telecommunications sector: fine of up to R$50,000,000.00 (fifty million reais);

                  III - for violation of the contractual provisions, leading to noncompliance with the quality targets and parameters in the provision of the service: fine of up to R$ 40,000,000.00 (forty million reais);

                  IV - for another act or omission not covered by the previous items, leading to violation of the user rights defined in this Agreement or leading it to incur losses: fine of up to R$ 30,000,000.00 (thirty million reais);

                  V - for act or omission that violates the provisions of Clause
                  16.8 of this Agreement, with respect to the contracting of services and acquisition of equipment and materials produced in Brazil: fine of R$ 30,000,000.00 (thirty million reais);

                  VI - for any act or omission which creates an obstacle to or hinders the performance of Anatel's fiscal activity contemplated in this Agreement: fine of up to R$ 20,000,000.00 (twenty million reais);

                  VII - for action or omission leading to failure to comply with Anatel's determination: fine of up to R$ 15,000,000.00 (fifteen million reais);

                  VIII - for act, omission or negligence putting at risk the Safety of the facilities: fine of up to R$ 15,000,000.00 (fifteen million reais);

                  IX - for act or omission causing damage or putting at risk the assets or equipment restricted to the concession: fine of up to R$ 10,000,000.00 (ten million reais); and

                  X - for failure to comply with any obligation expressly contemplated in this Agreement, except those indicated in the previous items, whose sanctions are already established: fine of up to R$ 10,000,000.00 (ten million reais);

                  SECTION 1. The offense prescribed in item I of this clause will be characterized when Carrier does not comply, within the deadlines contemplated in this Agreement, with its obligations with respect to expansion of the service, expansion of the service provision, by means of public use telephones and attendance to localities, according to the General Universalization Targets Plan and in Attachment 02 - applied, taking into account, in addition to the general principles set forth in this Chapter, the following factors:

                  a) the difference between the implementation stage and the target defined in the Agreement;

                  b) possibility of recovery of the implementation schedule at the expense of Carrier;

                  c) losses for the policy reflected in the General Universalization Targets Plan;

                  d) damages caused to the direct beneficiaries of the targets not complied with; and

                  e) eventual circumstances of a technical or economic order, which may attenuate Carrier's liability, without eliminating it.

                  SECTION 2. The gravity of the offense prescribed in item II above will be defined exclusively as a result of the general criteria prescribed in Clause 26.2 and will be characterized by Carrier's conduct, which directly or indirectly may lead to losses to the competition in the sector, especially:

                  a) posing an obstacle or difficulty to the option of another provider of the licensed service or of the domestic and international long distance service;

                  b) refusal to provide interconnection to a telecommunications service provider;

                  c) posing obstacles or difficulties to the activity of value added service providers;

                  d) refusal or procrastination in extending, in isonomic conditions, co-invoicing to other collective interest service providers, thus characterized by its non-implementation within 30 (thirty) days, counted as of the request;

                  e) refusal or procrastination in supplying and updating, in real time or not, the information of its subscribers registrations bases, necessary to the activities of the other collective interest service providers, thus characterized by their non-implementation within 30 (thirty) days, counted as of the request;

                  f) refusal or procrastination in providing, in isonomic conditions, the resources necessary to the implementation of telecommunications networks, including the network of access, of providers of collective interest services in the form of industrial exploitation, thus characterized by its non-implementation within 60 (sixty) days, counted as of the request;

                  g) subjection of the provision of the licensed or offered service to benefits as a result of the acquisition by user of a service alien to this Agreement;

                  h) performance of any telecommunications service other than the purpose of a license granted by Anatel in its favor;

                  i) non-preservation of the quality levels practiced in the own network, with respect to the interconnection;

                  j) procrastination in delivery or inadequate supply of information essential to the activity of the other providers, especially as far as the registration bases are concerned; and

                  k) unjustified failure to pay the sums due to the other telecommunications service provider.

                  SECTION 3. The offense prescribed in item III of this clause will be characterized by the repeated provision of the licensed service falling short of the quality parameters, defined in the General Quality Targets Plan or by evidenced violation of the indicators, mentioned in Chapter VI. In the first hypothesis, the offense will be considered as serious, especially:

                  a) non-allocation in the operation and maintenance of the service of human and material resources necessary to the preservation of the minimum quality standards;

                  b) negligence in modernizing the network, which affects the quality of the service;

                  c) collection and remittance of indicators to Anatel in disagreement to the regulations; and

                  d) refusal, omission or procrastination in the provision of information on quality.

                  SECTION 4. The offense prescribed in item IV above will be classified in degrees of gravity according to the number of users affected and the losses produced, being characterized by violation, through an act of committing or omission, direct or indirect, of obligation contemplated in this Agreement, which does lead go against its duties with respect to universalization and quality, but which leads to violation of users' rights, especially:

                  a) interruption in the provision of the services for a period longer than that established in the Quality Targets Plan, except for the occurrence of the situations contemplated in the sole Section of Clause 7.1;

                  b) refusal in providing a service granted to any interested party;

                  c) noncompliance with the duty of providing information to user;

                  d) violation of confidentiality of telecommunications, beyond the legal hypotheses, even if practiced by third parties in the facilities under Carrier's responsibility;

                  e) noncompliance with the duty to supply for free the telephone directories as prescribed in this Agreement;

                  f) failure to maintain the central information office and of service to user as prescribed in this Agreement;

                  g) collection of tariff or price not in accordance with the rules stipulated in this Agreement and in the regulations;

                  h) restriction of the exercise of right to free choice among the service plans and service providers;

                  i) non-compensation of users, as provided in the regulations or by determination of Anatel;

                  j) non-guarantee of the access code portability right, pursuant to the terms of the regulations; and

                  k) noncompliance with the Agency's determinations, in the manner and period established.

                  SECTION 5. The sanction contemplated in item V above will be characterized by verification of the violation of the obligations contained in Clause 16.8 and its gravity will be defined as provided in the regulations.

                  SECTION 6. The gravity of the offense prescribed in item VI above will be defined as a result of the relevance of the tax activity hindered and will be characterized by a violation, in act committed or omission, direct or indirect, by Carrier or its representatives, which prevents or hinders the inspection performed by Anatel, its representatives, agents or even by the users, especially:

                  a) carrier's refusal to comply with the request for information formulated by Anatel, in connection with the licensed service or to the assets related to it;

                  b) posing of obstacle to the performance of Anatel's inspectors;

                  c) omission in complying with a disclosure obligation provided in this Agreement, or in the regulations; and

                  d) not sending or sending not timely any information, datum, report or document, which, by force of the regulations or this Agreement, should have been sent to Anatel.

                  SECTION 7. The seriousness of the offense prescribed in item VIII of this clause will be defined as a result of the proportion of risk generated and will be characterized by Carrier's conduct going against the rules provided in this Agreement and in the regulations, violating the rules and technical safety standards or which put at risk the facilities related to the licensed service, especially:

                  a) the use, in the licensed service, of non-certified equipment or equipment homologated by Anatel, pursuant to the terms of the regulations;

                  b) non allocation in the operation and maintenance of the service of human resources and materials necessary to the preservation of minimum safety standards; and

                  c) non-adoption of precautions recommended for the service licensed herein.

                  SECTION 8. The seriousness of the offense prescribed in item IX of this clause will be defined according to the relevance, economic importance and essential nature of the goods involved and will be characterized by Carrier's conduct, which goes against the provisions in this Agreement or in the regulations and which may put at risk the assets or equipment linked to this concession, or hinder the reversal of the same, especially:

                  a) for non-maintenance of inventory and registration of the assets mentioned in Clause 22.1;

                  b) for the use, directly in the provision of the service contemplated in this license, of third party assets, without the previous consent of Anatel or without same being waived;

                  c) for negligence in the conservation of reversible assets, in compliance with the regulation; and

                  d) for failure to supply the information contemplated in Clause 22.1.

                  SECTION 9. The sanction contemplated in item X above will be characterized by verification of violation of the contractual obligation not comprised in the previous items, especially:

                  a) by failure to comply with the provisions of item XXX of Clause 16.1; and

                  b) by the refusal or procrastination in permitting access, pursuant to the terms of the regulations, to information from its list of subscribers, necessary for purposes of disclosure of the telephone directories.

                  SECTION 10. The sanction contemplated in item VII above will be characterized by failure to comply with an order by Anatel, especially which aims to ensure compliance with users' rights;

                  SECTION 11. The sanction contemplated in item II above is of contractual nature and Anatel will apply it regardless of the measures adopted by CADE.

                  SECTION 12. Failure to collect any fine fixed pursuant to the terms of the provisions in this clause in the term set by Anatel will characterize a serious fault, leading to intervention by Carrier pursuant to the terms of the provisions in Chapter XXXI, in addition to leading to the collection of an arrears fine of 0.33% (zero point thirty-three percent) per day, up to the limit of 10% (ten percent), plus the reference basic rate SELIC for federal instruments, to be applied on the debt amount, considering all the days of arrears in the payment.

                  CLAUSE 26.2. For application of the contractual fines contemplated in this Chapter, the rules contained in Heading VI of Book III of Law No. 9.472 of 1997 and in the regulations will be observed.

                  SECTION 1. In the definition of seriousness of the sanctions and in setting the fines, Anatel shall observe the following circumstances:

                  I - proportionality between the intensity of the penalty and seriousness of offense, including with respect to the number of users affected;

                  II - the damages resulting from the offense to the service and to users;

                  III - the advantage gained by Carrier by virtue of the offense;

                  IV - Carrier's participation in the market within its geographic area of service provision;

                  V - Carrier's economic and financial situation, especially its capacity to generate revenue and its equity;

                  VI - Carrier's record;

                  VII - the specific relapse, understood as the repetition of a fault of equal nature after having received the previous notification, within 2 (two) years, counted as of the notification of the act of filing the suit; and

                  VIII - the general aggravating or mitigating circumstances of the offense;

                  SECTION 2. Regardless of the specific graduation criteria contemplated in each item of the previous clause and of others contemplated in the regulation, the graduation of penalties will be according to the following scale:

                  I - the offense will be considered light when it arises out of involuntary or excusable conduct by Carrier and from which it does not obtain any benefit;

                  II - the offense will be considered as of average gravity when it arising out of inexcusable conduct, but which does not contribute to Carrier any benefit or advantage, or affect a significant number of users; and

                  III - the offense will be considered serious when Anatel verifies the presence of one of the following factors:

                  a) Carrier has acted in bad faith;

                  b) the offense generates a direct or indirect benefit to Carrier;

                  c) carrier is a recidivist in the offense;

                  d) the number of users affected is significant; and

                  e) in the event contemplated in Section 13 of the previous clause.

                  SECTION 3. At the discretion of Anatel, in the offenses classified as light, the penalty of warning may be applied to Carrier;

                  SECTION 4. The provisions of the Anatel's internal regulations will be applied with respect to the application of the sanctions contemplated in this Chapter.

                  CLAUSE 26.3. The fines contemplated in this Chapter will be applied without prejudice of characterization of the hypotheses of intervention or declaration of forfeiture contemplated in this Agreement.

                  SOLE SECTION. In the event of total or partial unenforceability of the adjustment or of unjustified delays of more than 120 (one hundred and twenty) days in compliance with the targets contemplated in this Agreement, Carrier will be subject to have the forfeiture of its license decreed, pursuant to the terms of Clause 27.4.

                  CLAUSE 26.4. The maximum values of the fines contemplated in this Chapter are basic for the month of June of 1998 and will be readjusted by applying the IGP-DI (General Market Price Index - Internal Availability).

CHAPTER XXVII - EXTINCTION OF THE LICENSE

                  CLAUSE 27.1. The Concession Agreement will be considered as extinct in the following events:

                  I - end of the service's concession period;

                  II - takeover, according to Article 113 of Law No. 9.472, of 1997;

                  III - forfeiture, pursuant to the terms of Article 114 of Law No. 9.472, of 1997, and this Agreement;

                  IV - amicable or judicial termination, pursuant to Article 115 of Law No. 9.472, of 1997; and

                  V - cancellation.

                  SECTION 1. ONCE THE LICENSE IS EXTINCT, Anatel will regain its rights and duties in respect of the provision of the licensed service, with reversal of the assets mentioned in Clause 22.1, Carrier being preserved the right to the indemnities contemplated in the legislation and this Agreement.

                  SECTION 2. After the license's extinction, Anatel will conduct the necessary surveys, assessments and liquidations, within 180 (one hundred and eighty) days counted as of the date the service was accepted, except in the event of termination of the contractual period, when Anatel shall adopt these measures in advance.

                  SECTION 3. When the license is extinguished before the contractual term, Anatel, without prejudice to other applicable measures, may:

                  I - occupy, temporarily, securities and real estate and use its personnel employed in the provision of the service, necessary to the continuity of same; and

                  II - maintain the contracts executed by Carrier with third parties for the term and in the conditions initially agreed.

                  CLAUSE 27.2. There will be reversal of the termination of the contractual term without indemnification, except when the event contemplated in Clause 23.3 occurs.

                  CLAUSE 27.3. Pursuant to the terms of Article 113 of Law No. 9.472, of 1997, one considers takeover the resumption of the service by Anatel for the license period, given the extraordinary motive of public interest, by a specific law that authorizing it, preceded by payment of compensation.

                  CLAUSE 27.4. This Agreement may have its forfeiture declared by an act of the Management Council of Anatel, preceded by an administrative proceeding that ensures ample defense to Carrier, in the following events:

                  I - transfer of corporate control, split-up, merger, transformation of Carrier or its incorporation or reduction of its capital without prior approval by Anatel;

                  II - irregular transfer of the Agreement;

                  III - failure to comply with the transfer commitment mentioned in Clause 19.1 and Article 87 of Law No. 9.472 of 1997;

                  IV - bankruptcy or dissolution of Carrier;

                  V - failure to comply with coverage requirements by insurance plans against the obligations contemplated in Clause 24.1 and if this omission cannot, at Anatel's discretion, be remedied by the intervention;

                  VI - when, pursuant to the terms of Article 114, item IV, of Law No. 9.472, of 1997, any of the events contemplated in Clause 28.1 occur, and, at the discretion of Anatel, the intervention is considered inconvenient, harmless or unjustly beneficial to Carrier; and

                  VII - non compliance with the universalization targets of the PGMU, approved by Decree No. 2592, of May 15, 1998.

                  SECTION 1. The intervention will be considered unnecessary when the demand for the service contemplated in the license can be met, by permission by other providers regularly and immediately.

                  SECTION 2. The declaration of forfeiture will not do away with the application of the applicable penalties pursuant to the terms of this Agreement for offenses practiced by Carrier, nor will it affect the right to indemnity defined pursuant to the terms of the following Chapter.

                  CLAUSE 27.5. Carrier will be entitled to judicial or amicable contractual termination, when by action or omission of the Public Power, the performance of the Agreement becomes excessively onerous, pursuant to the terms of Article 115 of Law No. 9.472, of 1997.

                  SOLE SECTION. The introduction or expansion of the competition among different providers of the service contemplated in the concession does not constitute a motive for contractual termination, it being certain that Carrier assumes this concession aware that it will perform its activities without any reserve or exclusivity in the market.

                  CLAUSE 27.6. Anatel will decree the cancellation in the event of an irregularity that cannot be remedied and which is serious, verified in this Agreement.

CHAPTER XXVIII - THE INDEMNITY

                  CLAUSE 28.1. For purposes of calculation of the indemnity that Anatel owes to Carrier, in the vents expressly contemplated herein, one shall observe the following:

                  I - end of the contractual term - no indemnity will be due, except if it is evidenced that failure to pay means unjustified enrichment by the Union as a result of reversal of the assets not yet fully amortized, in compliance with the provisions in Clause 23.3, discounting the value of the damages caused and of the fines threatened, as well as, when applicable, the financial obligations not met;

                  II - takeover - in compliance with the provisions of Article 113 of Law No. 9.472, of 1997, the indemnity, which will be paid prior to the act, must correspond to the value of the assets which revert to the licensing power, deducting depreciation, the value of damages caused and of the fines threatened, as well as, when applicable, the financial obligations not paid;

                  III - forfeiture - regardless of the application of penalties and of compensation for damages arising out of the default, pursuant to the terms of the Agreement, Carrier may only postulate an indemnity if there is evidence that unjustified enrichment is occurring by the Union due to the reversal of assets not fully amortized or depreciated, deducting the value of damages caused and of the fines threatened, as well as, when applicable, the financial obligations not met;

                  IV - amicable or judicial termination - no indemnification shall apply, except if otherwise fixed in a judicial sentence; and

                  V - cancellation - only when evidenced that the Carrier did not concur to illegality, will the compensation be due corresponding only to the effective value of the assets that revert to the Union, calculated on the date of the cancellation decree, provided that these assets are still not fully amortized by the exploitation of the services, deducting moreover the value of the damages caused and of the fines applied, as well as, when applicable, the financial obligations not met.

                  SECTION 1. The provisional value to be anticipated by Anatel for the takeover cases will be calculated as prescribed in the specific law that issued the authorization.

                  SECTION 2. When there is forfeiture by evidenced fault of Carrier, it will also lead to:

                  a) retention of the credits from the Agreement, including with appropriation of revenues from payments made by the users of the service;

                  b) responsibility for losses caused to the Union and to users;

                  c) application of fines pursuant to the terms of the provisions in this Agreement and in the effective legislation; and

                  d) loss of the insurance-guarantee contemplated in Clause
                  24.1.

                  SECTION 3. With the exception of the hypothesis of takeover, the indemnification appropriate for the other cases of extinction of the Agreement will be calculated pursuant to the terms of this Chapter and apportioned by the number of months on which the license would still be effective, the first installment must be due after 1 (one) year of extinction of the Agreement.

                  SECTION 4. Anatel may transfer to the provider who succeeds Carrier in the exploitation of the service, the burden of paying the relevant indemnities, assuming again the obligation of payment, if the new provider delays its payments for more than 90 (ninety) days.

CHAPTER XXIX - COUNCIL OF USERS

                  CLAUSE 29.1. Carrier will organize and maintain in permanent operation a Council of Users, integrated by representatives from organizations of the different user classes and official consumer defense bodies, of a consulting nature and geared to orientation, analysis and assessment of the services and quality of service by Carrier, as well as for formulation of suggestions and proposals for improvement of services.

                  SOLE SECTION. Anatel will establish by means of a specific regulation rules for the installation and operation of the Users Council.

CHAPTER XXX - THE ENVIRONMENT AND ENVIRONMENTAL CONTROL

                  CLAUSE 30.1. Carrier will adopt, at its own account and risk, all the measures set forth in the Brazilian legislation and regulation or, failing that, adopt the best practices on the environment, especially in respect of:

                  I - use of the surface and sub-surface;

                  II - construction of towers, posts and other provisions for fixing electromagnetic radiation equipment;

                  III - human exposure to electric, magnetic and electromagnetic fields. The limits established in Anatel's regulations must be complied with.

                  IV - minimization of use of natural resources and energy; and

                  V - with respect to the historic-cultural equity and to the indigenous communities.

                  SOLE SECTION. Carrier will present to the competent bodies, whenever this is required, environmental impact reports, and also provide to obtain the respective license, according to the applicable legislation.

CHAPTER XXXI - INTERVENTION

                  CLAUSE 31.1. Carrier's intervention may be decreed by Anatel, at its discretion and in the public interest, by means of a specific and motivated act by its Management Council, pursuant to the terms of Section V of Chapter II, Heading II, of Law No. 9.472, of 1997, especially in the following cases:

                  I - unjustified shutdown of the service, which is understood as the interruption of the provision outside the events contemplated in this Agreement, and without presenting the reasons considered by Anatel as apt to justify it;

                  II - repeated inadequacy or insufficiencies in the service provided, characterized by failure to comply with the quality parameters contemplated in this Agreement and in the regulation, even after notification of a deadline, by Anatel, to regularize the situation;

                  III - practice of bad administration, which puts at risk the continuity of the service, especially that which results in economic-financial imbalance;

                  IV - recidivist practice of offenses defined as serious pursuant to the terms of Clause 26.1;

                  V - noncompliance with universalization targets, understood as unjustified failure to comply with the implementation schedule of the universalization obligations present in this Agreement;

                  VI - unjustified refusal or procrastination of interconnection, understood as the negation, delay or any attitude that delays the negotiation or effectuation of the connection to its network requested by another provider, in compliance with the regulations;

                  VII - practices of offenses to the economic order, so as to repress behaviors prejudicial to the free, ample and fair competition among service providers; and

                  VIII - omission in rendering accounts to Anatel or posing obstacle to the inspecting activity, which presuppose the practice of any of the occurrences contemplated in the previous items.

                  CLAUSE 31.2. The act of intervention shall necessarily indicate the term, motives, objectives and limits, in addition to designating the intervener.

                  SOLE SECTION. The term and the limits of intervention shall be compatible and proportional to the motives that caused the intervention.

                  CLAUSE 31.3. The intervention will be preceded by administrative proceedings brought by Anatel, wherein ample right of defense of Carrier shall be guaranteed.

                  SOLE SECTION. When an immediate intervention is essential, Anatel may decree it provisionally, without previous manifestation by Carrier. In this case, the proceedings shall be brought immediately on the date of the decree and concluded within 180 (one hundred and eighty days), in which term Carrier may exercise its ample right to defense.

                  CLAUSE 31.4. The decree of intervention will not affect the regular progress of Carrier's business or its normal operation, producing, however, the immediate removal of its administrators.

                  CLAUSE 31.5. The duties of the intervener may be attributed to the agent of Anatel's staff, a specifically appointed person, collegiate or company, Carrier bearing the costs of his remuneration.

                  SECTION 1. Anatel may appeal against the acts practiced by the Intervener.

                  SECTION 2. The intervener shall be render accounts of and answer for the acts he practices.

                  SECTION 3. For acts of disposal and disposition of Carrier's equity, the intervener will need previous authorization by Anatel.

                  CLAUSE 31.6. The intervention will not be decreed when, at the discretion of Anatel, it is considered unnecessary.

                  SOLE SECTION. The intervention will be considered unnecessary in the events prescribed in Section 1 of Clause 27.4, as well as in those contemplated in Article 114, item IV, of Law 9.472, of 1997.

CHAPTER XXXII - EXPROPRIATIONS AND ADMINISTRATIVE IMPOSITIONS

                  CLAUSE 32.1. If necessary, for implementation, provision or modernization of the service, to perform any misappropriation or administrative servitude, the burdens will be borne fully by Carrier, and Anatel shall request to the President of the Republic, through the Communications Ministry, to issue a public utility decree.

CHAPTER XXXIII - ARBITRATION

                  CLAUSE 33.1. Anatel, performing its function of regulating body, as prescribed in articles 8 and 19 of Law 9.472, of 1997, as well as in its Internal Regulations, shall settle eventual conflicts that may arise in a matter of application and interpretation of the concession rules. Carrier may resort to the arbitration procedures, provided in this Chapter, exclusively when non-reconciled to Anatel's decision in connection with the following matters:

         I - violation of Carrier's right of protection of its economic situation, as prescribed in Chapter XIII;

         II - revision of tariffs, provided in Chapter XIII; and

         III - indemnities due upon extinction of this Agreement, including with respect to reverted assets.

                  SOLE SECTION. Submission of any management to arbitration does not exempt Anatel and Carrier from the obligation to ensure full compliance with this Agreement, nor does it permit interruption of the activities linked to the concession.

                  CLAUSE 33.2. The arbitration procedure will begin upon communication sent by one party to the other, requesting that the Arbitration Court, covered in this Chapter, be convened, and indicating in detail the matter that has generated the controversy.

                  SOLE SECTION. Anatel may reject the convening of the Arbitration Court, if it demonstrates, with reasons and justification, that the controversy does not belong in the list of matters contemplated in Clause 33.1.

                  CLAUSE 33.1. The Arbitration Court will consist of 5 (five) members, appointed as follows:

                  I - 2 (two) permanent members and their respective deputies appointed by Anatel's Management Council, among specialists in the areas related to the controversial matter, who do not belong to its staff, and at least one of whom will preside it, who has specific knowledge of the juridical regulation of telecommunications;

                  II - 2 (two) permanent members and their respective deputies appointed by Carrier, among specialists in the areas related to the controversial matter, who are not its employees, and at least one of whom will have specific knowledge of the juridical regulation of telecommunications;

                  III - 1 (one) permanent member and respective deputy appointed by the members mentioned in the previous items;

                  SECTION 1. The Arbitration Court may be assisted by technical experts, whom it considers convenient to appoint.

                  SECTION 2. The Court is considered as constituted on the date on which all the arbitrators accept their appointments and inform both parties thereof.

                  SECTION 3. The Court will judge according to the constituted right and its decisions have cogent power, regardless of judicial homologation.

                  CLAUSE 33.4. If Anatel does not reject such questioning or if it is overcome, the Process covered in this Chapter will begin, which shall obey the following procedure:

                  I - the parties will have 10 (ten) days counted as of receipt of the communication covered in the heading of the previous clause to appoint the members of the Arbitration Court, which shall be convened immediately after acceptance by all its members;

                  II - if one of the parties is inert or has offered resistance to the convening of the Arbitration Court, the other party may use the authority contemplated in Article 7 of Law No. 9.307, of September 23, 1996;

                  III - Once the Arbitration Court has been convened, the successive term of 25 (twenty-five) days will commence for the parties to present their reasons on the controversial matter. The parties may take this opportunity to present reports, expert examinations, opinions, attach documents or information that they deem relevant to support their position;

                  IV - once the memorials have been presented, the Court will analyze the reasons exposed and may, upon request of one of its members, order the elaboration of reports, expert examinations, opinions, request information or documents for the parties, perform diligences and take the steps it understands necessary for the perfect presentation of evidence on the controversial matter;

                  V - during the collection of the elements mentioned in the previous item, the parties will always be allowed to confront each other, in compliance with the principles of informality and consensus and speed, which will characterize the procedure;

                  VI - once the evidence has been presented, a common period of 15 (fifteen) days will be granted for the parties to present their final allegations;

                  VII - once the period prescribed in the previous item has elapsed, regardless of the presentation of the final allegations, the Court will render its decision within 30 (thirty) days;

                  VIII - there will be no appeal against the decision of the Arbitration Court, except a request for reconsideration, applicable only in the event of the decision having been adopted by majority of only one vote; and

                  IX - the arbitration proceedings may only be invalidated in the events prescribed in Article 32 of Law 9.307, of 1966.

                  SOLE SECTION. The expenses with the arbitration proceeding, covering also the costs of reports, opinions and expert examinations, as well as the fees of the members of the Court, will be imputed to Carrier or Anatel, according to a decision by the Arbitration Court.

CHAPTER XXXIV - RESOLUTION OF CONFLICTS

                  CLAUSE 34.1. Eventual conflicts, which may arise between Carrier and other telecommunications service providers of collective interest, on a matter of interpretation and application of the regulation, may be submitted to Anatel in the course of its duties as regulating body, as prescribed in Article 8 and 19 of Law No. 9.472, of 1997, by means of:

                  I - composition of conflicts meeting;

                  II - mediation process; and

                  III - arbitration proceedings.

                  SOLE SECTION. The adoption of the instruments provided in this clause does not adversely affect the use of other forms of administrative resolution of conflicts among the providers, pursuant to the terms of Anatel's Internal Rules.

CHAPTER XXXV - THE APPLICABLE LEGAL SYSTEM AND APPLICABLE DOCUMENTS

                  CLAUSE 35.1. This concession is governed, without prejudice to the other rules that integrate the Brazilian juridical order, Law 9.472, of July 16, 1997, and the regulations arising out of it, especially of competence by the Executive Power, according to the provisions of Article 18 of said law, and the latter shall always prevail when there is a collision with the former.

                  CLAUSE 35.2. In the provision of the service licensed herein, the national policies of telecommunications and regulations of Anatel shall be complied with as a full part of this Agreement, especially the documents listed below:

                  I - General Licensing Plan;

                  II - General Universalization Targets Plan;

                  III - General Quality Targets Plan;

                  IV - General Competition Targets Plan;

                  V - Telecommunications Services Regulations;

                  VI - Switched Fixed Telephone Service Regulations;

                  VII - General Interconnection Regulations;

                  VIII - Numbering Regulation for the Switched Fixed Telephone Service;

                  IX - Administrative Regulations on Numbering Resources;

                  X - Regulation on Remuneration for the Use of the Networks of the STFC Providers;

                  XI - Local Areas Regulations;

                  XII - Regulations for the Use of Telecommunications Services and Networks in Access to Internet Services;

                  XIII - Access Codes Portability Regulations;

                  XIV - Sanctions Regulations;

                  XV - Accounts Separation and Allocation Regulations;

                  XVI - Regulations of Dedicated Line Industrial Exploitation;

                  XVII - Tariff Regulations;

                  XVIII - Regulation of Systemic Interruptions of the Switched Fixed Telephone Service;

                  XIX - Reversible Assets Control Regulations;

                  XX - Regulation on Supply, Commercialization and Resale of the STFC;

                  XXI - Regulations for the Provision of STFC with Use of Non-Geographic Access Codes;

                  XXII - Regulations on disclosure of subscribers' lists and edition and distribution of the compulsory and free telephone directory;

                  XXIII - Regulations on supply of information for purpose of disclosure of subscribers' list.

                  CLAUSE 35.3. In interpreting the rules and provisions set forth in this Agreement, the general hermeneutics rules and the rules and principles contained in Law No. 9.472, of 1997, in addition to the documents mentioned in the previous item, shall be taken into account.

CHAPTER XXXVI  - VENUE

                  CLAUSE 36.1. The Venue of the Judiciary Section of the Federal Courts of Brasilia, Federal District is hereby elected to settle all questions arising out of this Agreement, which cannot be resolved through the procedure of solution of differences set forth in Chapter XXXII - Arbitration.

CHAPTER XXXVII - FINAL AND GENERAL PROVISIONS

      CLAUSE 37.1. The Agreement signed herein will enter into force at the time of publication of its extract in the Official Gazette of the Union.

      CLAUSE 37.2. This Agreement may be amended unilaterally by a supervening juridical provision, by virtue of a law or an act by the Licensing Power.

IN WITNESS WHEREOF, the parties sign it in 3 (three) counterparts of equal tenor and form, before the witnesses, who also sign it, for it to produce its legal and juridical effects.

                            Brasilia, December, 2005


       For Anatel:                                For Carrier:



------------------------                     --------------------------------
PLINIO DE AGUIAR JUNIOR                      RONALDO IABRUDI DOS SANTOS
   Deputy President                                    PEREIRA
                                               Chief Executive Officer

----------------------------                 --------------------------------
PEDRO JAIME ZILLER DE ARAUJO                      ALAIN STEPHANE RIVIERE
         Director                                   Regulation Officer


Witnesses:


-------------------------------------        --------------------------------
 HAMILTON ALVADIA MARTINS                         AIRTON LUCIANO ARAGAO
ID: 019983471-4 Ministry of Defense                ID: 271.835 SSP-DF



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                                ATTACHMENT NO. 01

         IDENTIFICATION OF REVERSIBLE ASSETS OF THE LOCAL FIXED SWITCHED
                           TELEPHONE SERVICE PROVISION

a. Infrastructure and equipment of switching and transmission, including public terminals;

b. Infrastructure of external network equipment;

c. Infrastructure of energy and air-conditioning equipment;

d. Infrastructure and equipment of the Service and Service Provision Centers;

e. Infrastructure of equipment of operation support systems; and

f. Other indispensable elements to the provision of the service.


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                                ATTACHMENT NO. 02

                      GENERAL UNIVERSALIZATION TARGETS PLAN

1. The universalization targets are those established in the General Universalization Targets Plan.


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                                ATTACHMENT NO. 03

                            LOCAL SERVICE BASIC PLAN

                            TELEMAR NORTE LESTE S.A.

                                    SECTOR 01

1. GENERAL PROVISIONS

1.1. The Switched Fixed Telephone Service Basic Plan in local mode - STFC Local is governed by the regulation in force, by the acts cited in this attachment and by others that succeed it.

1.1.1. Other conditions for the provision of the local mode STFC, contemplated in the regulation, including with respect to other classes of subscribers are part of this attachment as if included in it.

1.2. In local collect calls, the same tariff criteria will be applied as in the calls with collection at origin, excluding the times characteristic of notice and acceptance of collect calls.

1.3. The tariffs presented are maximum and net of taxes, except for the provisions of item 3.1.8.

2. INDIVIDUAL ACCESS TO THE SWITCHED FIXED TELEPHONE SERVICE - STFC

2.1. To have access to the Switched Fixed Telephone Service, Carrier may charge an Activation Tariff for each of the subscribers' classes, respecting the maximum limit of R$36.39 (thirty-six reais and thirty-nine centavos), as defined in Acts No. 54.695 of 12/13/05 and No. 54.855 of 12/16/05.

2.2. For maintenance of the right of use, if applicable, Carriers are authorized to charge a monthly subscription tariffs, according to the table below and to Acts No. 54.695 of 12/13/05 and No. 54.855 of 12/16/05.

        CLASS OF SUBSCRIBERS                               R$
---------------------------------------------------------------------------------------------
             Residential              27.38 (twenty-seven reais and thirty-eight centavos)
---------------------------------------------------------------------------------------------
           Non-Residential            48.64 (forty-eight reais and sixty-four centavos)
---------------------------------------------------------------------------------------------
                Trunk                 48.64 (forty-eight reais and sixty-four centavos)
---------------------------------------------------------------------------------------------
               Special                16.42 (sixteen reais and forty-two centavos)
---------------------------------------------------------------------------------------------


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2.2.1 The subscription of the Local Switched Fixed Telephone Service includes a deductible of 200 (two hundred) minutes, for the residential class, as per STFC Tariff Regulation provided in the public system.

2.2.2. The subscription of the Switched Fixed Telephone Service includes a deductible of 150 (one hundred and fifty) minutes, for the non-residential and trunk classes, according to the STFC Tariff Regulation provided in the public system.

2.3. A change of address of the enabled subscriber may be charged, its value
(TME) being limited to the value of the Activation of the relevant classes, as defined in the STFC Tariff Regulation, provided in the public system.

3. USE OF THE SWITCHED FIXED TELEPHONE SERVICE IN LOCAL MODE

3.1. In billable calls, pursuant to the terms of the regulation, comprised in the Local Switched Fixed Telephone Service:

3.1.1. The use of the Local Switched Fixed Telephone Service by the subscribers of the Residential, Non-Residential and Trunk classes will be charged:

a) per Time of Use, the tariff unit being the decimal of minute (six seconds) and the minimum tariff time being 30 (thirty) seconds; or

b) per answered call, where the collection is made by applying a value per answered calls (VCA), regardless of its duration.

                                  DAYS                                           PERIOD                 MEASURING SYSTEM
----------------------------------------------------------------------------------------------------------------------------------
Monday to Friday from 6:00 AM to 12 PM                                           Normal                 Per time of Use
----------------------------------------------------------------------------------------------------------------------------------
Monday to Friday from 00:00 AM to 06:00 AM                                      Reduced                     Per Call
----------------------------------------------------------------------------------------------------------------------------------
Saturdays from 06:00 AM to 02:00 PM                                              Normal                 Per time of use
----------------------------------------------------------------------------------------------------------------------------------
Saturdays from 00:00 AM to 06:00 AM and from 02:00 PM to 12:00 PM               Reduced                     Per call
----------------------------------------------------------------------------------------------------------------------------------
Sundays and National Holidays from 00:00 AM to 12:00 PM                         Reduced                     Per call
----------------------------------------------------------------------------------------------------------------------------------

3.1.2. The use of the Local Switched Fixed Telephone Service by subscribers of the Special Class (AICE) will be charged:

a) per Time of Use, the tariff unit being the decimal of minute (six seconds) and the minimum tariff time 30 (thirty) seconds, without modulation of hours; and

b) by call Completion Tariff, regardless of the time and duration of the call.

3.1.3. In the case of billing per time of use, the maximum value per minute of billing (MIN) is R$ 0.06743 (six thousand seven hundred and forty-three hundredths of


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thousandths of real), pursuant to the terms of Acts No. 54.695 of 12/13/05 and
No. 54.855 of 12/16/05.

3.1.4. In the case of billing by call, the maximum call for an answered call
(VCA) is calculated based on the minute of use maximum value (MIN), pursuant to the terms of the STFC Tariff Regulation, provided in the public system.

3.1.5. The maximum value for the VCA, on the date of effectiveness of this Agreement is R$ 0.13486 (thirteen thousand four hundred and eighty-six hundredths of thousandths of real), pursuant to the terms of Act No. 54.695 of 12/13/05.

3.1.6. The maximum value for Completion Tariff, on the effective date of this Agreement, is R$ R$ 0.13486 (thirteen thousand four hundred and eighty-six hundredths of thousandths of a real), pursuant to the terms of Act No. 54.855 of 12/16/05.

3.1.7. In local calls originated in collective use accesses and destined to fixed terminals, the measuring method per time of use will be adopted, based on the billing unit (UTP), as provided in the STFC Tariff Regulation, provided in the public system, whereas the first unit falls on the answering of the call and the subsequent ones at each 120 (one hundred and twenty) seconds.

3.1.8. The value of a UTP (VTP) is R$ 0.11650 (eleven thousand, six hundred and fifty hundredths of thousandths of a real), as determined by Act No. 51.301, of 06/30/2005.

3.2. For calls involving other telecommunications services:

3.2.1. The billing of calls criteria and procedures for the Personal Mobile Service (SMP) are defined in the regulation.

3.2.1.1. The billing unit is the decimal of a minute (six seconds)

3.2.1.2. The minimum billing time is 30 (thirty) seconds.

3.2.1.3. The communication values involving the SMP (VC-1) per minute, for the normal tariff time, and for the reduced tariff time, are those in the table below, according to the provisions of Act No. 51.593 of 07/14/2005.

TARGET SMP PROVIDER                               NORMAL TARIFF              REDUCED TARIFF
-------------------------------------------------------------------------------------------
Telerj Celular S.A.                                  0.53635                     0.37544
-------------------------------------------------------------------------------------------
ATL Telecom Leste S.A.                               0.47221                     0.33054
-------------------------------------------------------------------------------------------
TNL PCS S.A.                                         0.50457                     0.35319
-------------------------------------------------------------------------------------------
TIM Celular S.A.                                     0.50457                     0.35319
-------------------------------------------------------------------------------------------


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3.2.1.4. The reduced tariff time for calls bound for the SMP will be from Monday to Saturday from 0:00 AM to 07:00 AM and from 09:00 PM to 12:00 PM, and on Sundays and national holidays, from 0:00 AM to 12:00 PM, as provided in the regulation.

3.2.2. The criteria and procedure of billing of calls for the Specialized Mobile Service (SME) are those defined in the regulation.

3.2.2.1. The billing unit is the decimal of a minute (six seconds)

3.2.2.2. The minimum billing time is 30 (thirty) seconds

3.2.2.3. The maximum communication value involving the SME (VC-1), per minute, is R$ 0.47303 (forty-seven thousand three hundred and three hundredths of thousandths of real) for the normal billing time, and R$ 0.33112 (thirty-three thousand, one hundred and twelve hundredths of thousandths of real) for the reduced tariff time, according to the provisions of Act No. 54.687 of 12/12/05.

3.2.2.4. The reduced tariff time for calls bound to the Specialized Mobile Service will be from Monday to Saturday from 0:00 AM to 07:00 AM and from 09:00 PM to 12:00 PM and on Sundays and national holidays, from 0:00 AM to 12:00 PM, as provided in the regulation.

3.2.3. For calls originated in TUP and bound for other collective interest services, the relevant communication values for computation of UTPs will be complied with.